Filed under Rule 424(b)(5)
File No. 333-273970

P R O S P E C T U S S U P P L E M E N T

(To Prospectus dated August 14, 2023)

$1,000,000,000

Public Storage Operating Company

$700,000,000 Floating Rate Senior Notes due 2027

$300,000,000 5.350% Senior Notes due 2053

Fully and Unconditionally Guaranteed by

Public Storage

Public Storage Operating Company, a Maryland real estate investment trust, which we refer to as PSOC, is offering $700,000,000 aggregate principal amount of Floating Rate Senior Notes due April 16, 2027 (the “floating rate notes”) and $300,000,000 aggregate principal amount of 5.350% Senior Notes due August 1, 2053 (the “2053 notes”). We refer to the floating rate notes and the 2053 notes together as the “notes.” PSOC will pay interest on the floating rate notes at a rate equal to Compounded SOFR (as defined herein), reset quarterly, plus 70 basis points. PSOC will pay interest on the floating rate notes quarterly in arrears on April 16, July 16, October 16 and January 16 of each year, beginning on July 16, 2024. PSOC will pay interest on the 2053 notes semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2024. The floating rate notes will mature on April 16, 2027 and the 2053 notes will mature on August 1, 2053.

The floating rate notes are not redeemable prior to maturity. PSOC may redeem the 2053 notes prior to maturity at its option, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement under “Description of Notes—2053 Notes—Optional Redemption.”

The 2053 notes constitute a further issuance of, and form a single series with, PSOC’s outstanding 5.350% Senior Notes due 2053 issued on July 26, 2023 in the principal amount of $600,000,000, which we refer to as the initial 2053 notes. The 2053 notes will have substantially identical terms as the initial 2053 notes, will be treated as a single series of securities with the initial 2053 notes under the indenture, will be fungible with the initial 2053 notes for U.S. federal income tax purposes, will have the same CUSIP number as the initial 2053 notes and will trade interchangeably with the initial 2053 notes. Holders of the 2053 notes and the initial 2053 notes will vote as one class under the indenture.

The notes will be PSOC’s direct, unsecured and unsubordinated obligations and will rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to all of PSOC’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The notes will also be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, whether secured or unsecured, of its subsidiaries.

The notes will be fully and unconditionally guaranteed by Public Storage, a Maryland real estate investment trust. The guarantee will be a senior unsecured obligation of Public Storage and will rank equally in right of payment with any of Public Storage’s existing and future unsecured and unsubordinated indebtedness and guarantees. Public Storage does not currently have any direct indebtedness but guarantees certain other PSOC indebtedness. Public Storage does not have any significant operations or material assets other than its indirect ownership interests in PSOC.

The floating rate notes are a new issue of securities with no established trading market. The initial 2053 notes are not listed, and we do not intend to apply to list any of the series of notes on any securities exchange or on any automated dealer quotation system. The notes of each series will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

See “Risk Factors” beginning on page S-6 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before making a decision to invest in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Floating Rate Note	Total	Per 2053 Note	Total
Public offering price (1)(2)	100.000%	$700,000,000	98.249%	$294,747,000
Underwriting discount	0.250%	$1,750,000	0.875%	$2,579,036.25
Proceeds (before offering expenses) to us	99.750%	$698,250,000	97.374%	$292,167,936.75

(1)	For the 2053 notes, plus accrued interest from February 1, 2024. For the floating rate notes, plus accrued interest from April 16, 2024, if settlement occurs after that date.
(2)

The public offering price set forth above for the 2053 notes offered hereby does not include accrued interest of $3,343,750 in the aggregate for such series from February 1, 2024 up to, but not including, the date of delivery of the 2053 notes offered hereby, which will be paid by the purchasers of the 2053 notes offered hereby. On August 1, 2024, PSOC will pay this pre-issuance interest to the holders of the notes offered hereby as of the close of business on July 17, 2024 (the applicable record date), together with interest accrued on the 2053 notes offered hereby from, and including, the settlement date to, but not including, August 1, 2024.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about April 16, 2024.

Joint Book-Running Managers

Citigroup			Morgan Stanley
BNP PARIBAS	Scotiabank	UBS Investment Bank	Wells Fargo Securities

Co-Manager

PNC Capital Markets LLC

April 9, 2024

Prospectus Supplement

Prospectus

S-i

Neither we nor the underwriters have authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”) for use in connection with this offering. We and the underwriters are offering to sell, and seeking offers to buy, the notes and the guarantee only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference herein or any earlier date specified for such information. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the terms of this offering of notes and the guarantee and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated August 14, 2023, including the documents it incorporates by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in this prospectus supplement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “the Company,” “we,” “us,” “our” and similar references mean Public Storage and, where the context requires, its direct and indirect subsidiaries, including Public Storage Operating Company. All references to “PSOC” refer to Public Storage Operating Company.

S-iii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the notes guaranteed by Public Storage. To understand this offering fully prior to making an investment decision, you should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering and the documents incorporated or deemed to be incorporated by reference in the prospectus supplement and accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. You should also carefully consider the “Risk Factors” sections in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference in this prospectus supplement and the accompanying prospectus, as such may be updated in any future filings we make under the Exchange Act.

The Company

We acquire, develop, own, and operate self-storage facilities, which offer storage spaces for lease on a month-to-month basis, for personal and business use. We are the largest owner of self-storage facilities in the U.S., with physical presence in most major markets and 40 states. At December 31, 2023, we had direct and indirect equity interests in 3,044 self-storage facilities (with approximately 218.1 million net rentable square feet) operating under the Public Storage® name, and 1.2 million net rentable square feet of commercial and retail space.

At December 31, 2023, we owned a 35% common equity interest in Shurgard Self Storage Limited, a public company traded on the Euronext Brussels under the “SHUR” symbol, which owned 275 self-storage facilities (with approximately 15 million net rentable square feet) located in seven countries in Western Europe, all operating under the Shurgard® name.

As a result of an internal reorganization into an umbrella partnership real estate investment trust (“UPREIT”), which was effected in August 2023, PSOC is the entity through which Public Storage conducts substantially all of its operations and owns substantially all of its assets. PSOC is wholly owned by Public Storage OP, L.P. (“PSA OP”), a Delaware limited partnership. Public Storage owns approximately 99.95% of the limited partnership interests of PSA OP, and 100% of the common membership interests of the general partner of PSA OP.

Recent Developments

On or about April 11, 2024, PSOC expects to issue privately placed notes in a principal amount of up to €150 million to refinance PSOC’s €100 million 1.54% Senior Notes due April 12, 2024. We expect that such notes will be senior unsecured obligations of PSOC (that rank equally in right of payment with the notes offered hereby), will bear interest at a rate of 4.08%, will mature in 2039, will be guaranteed by the Company, and will contain financial maintenance covenants that are substantially similar to those contained in PSOC’s revolving credit facility.

THE OFFERING

The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes guaranteed by Public Storage, you should carefully read this prospectus supplement and the accompanying prospectus.

Issuer	Public Storage Operating Company (“PSOC”)

Notes Offered	$700,000,000 aggregate principal amount of Floating Rate Senior Notes due 2027

$300,000,000 aggregate principal amount of 5.350% Senior Notes due 2053

Part of Existing Series	The 2053 notes will be issued as additional notes under the indenture pursuant to which PSOC previously issued $600,000,000 aggregate principal amount of 5.350% Senior Notes due 2053, which we refer to as the initial 2053 notes. The 2053 notes will have substantially identical terms as the initial 2053 notes, will be treated as a single series of securities with the initial 2053 notes under the indenture, will be fungible with the initial 2053 notes for U.S. federal income tax purposes and will have the same CUSIP number as the initial 2053 notes. Holders of the 2053 notes and the initial 2053 notes will vote together as one class under the indenture.

Ranking	The notes will be PSOC’s direct, unsecured and unsubordinated obligations and will:

•	rank equally in right of payment with all of PSOC’s existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of PSOC’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness); and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, whether secured or unsecured, of PSOC’s subsidiaries.

As of December 31, 2023, PSOC had approximately $1.8 million of secured indebtedness, $1.7 billion of Euro-denominated unsecured indebtedness and $7.4 billion of U.S. Dollar denominated unsecured indebtedness outstanding on a consolidated basis. Of such indebtedness, $1.8 million of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to PSOC’s subsidiaries. As of April 5, 2024, PSOC had no outstanding borrowings under the $1.5 billion revolving credit facility, but had undrawn standby letters of credit, which reduce our borrowing capacity, totaling $14.6 million.

Guarantee	The notes will be fully and unconditionally guaranteed by Public Storage. The guarantee will be a senior unsecured obligation of Public Storage and will:

•	rank equally in right of payment with all of Public Storage’s existing and future unsecured and unsubordinated indebtedness and guarantees;

•

be effectively subordinated in right of payment to Public Storage’s secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness) from time to time outstanding; and

•

be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of Public Storage’s subsidiaries (other than PSOC and PSA OP) and of its joint ventures to the extent of the assets of those subsidiaries or of those joint ventures.

Public Storage does not have any significant operations or material assets other than its indirect ownership interests in PSOC.

Interest	The floating rate notes will bear interest at a floating rate equal to Compounded SOFR (as defined herein), reset quarterly, plus 70 basis points, beginning on April 16, 2024. Interest on the floating rate notes will be paid quarterly in arrears on April 16, July 16, October 16 and January 16 of each year, beginning on July 16, 2024.

The 2053 notes will bear interest at a rate of 5.350% per year. Interest on the 2053 notes will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2024. The interest payment to be made on August 1, 2024 will consist of (i) accrued and unpaid interest from, and including, February 1, 2024 to, but excluding, the settlement date of the 2053 notes offered hereby, equal to $3,343,750, and (ii) interest accrued on the 2053 notes offered hereby from, and including, the settlement date to, but excluding, August 1, 2024.

Maturity	The floating rate notes will mature on April 16, 2027. The 2053 notes will mature on August 1, 2053.

Optional Redemption	The floating rate notes are not redeemable prior to maturity.

We may redeem the 2053 notes at our option at any time in whole or from time to time in part at the applicable redemption prices specified below in this prospectus supplement. If the 2053 notes are redeemed on or after February 1, 2053 (six months prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—2053 Notes—Optional Redemption.”

Certain Covenants	The indenture that will govern the notes contains certain covenants that, among other things, limit:

•	PSOC’s ability to incur secured and unsecured indebtedness; and

•	PSOC or Public Storage’s ability to consummate a merger, consolidation or sale of all or substantially all of their respective assets.

In addition, PSOC will be required to maintain total unencumbered assets of at least 125% of its total unsecured indebtedness. These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes.”

Use of Proceeds	We expect the net proceeds from the sale of the notes in this offering will be approximately $988.1 million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay our outstanding $700 million in aggregate principal amount of our floating rate senior notes due 2024 (the “2024 Floating Rate Notes”) and for general corporate purposes, including other acquisitions of self-storage facilities and repayment of debt. See “Use of Proceeds.”

No Public Market	The floating rate notes are a new issue of securities with no established trading market. The initial 2053 notes are not listed, and we do not intend to apply for listing of any of the series of notes on any securities exchange or for quotation of any of the series of notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so and may discontinue any market-making at any time without notice.

Book-Entry Form	The notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, which in turn will hold interests in the notes in their capacity as participants at DTC. The notes of each series will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Additional Notes

PSOC may, from time to time, without the consent of or notice to existing note holders, create and issue further notes having the same terms and conditions as the notes of any of the series in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first payment of interest. Additional notes issued in this manner will be consolidated with, and will form a single series of debt securities with, the previously outstanding notes of the related series; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder.

Trustee and Paying Agent	Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, is the trustee and paying agent under the indenture relating to the notes.

Governing Law	The indenture, the notes and the guarantee will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, as such may be updated in any future filings we make under the Exchange Act, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompany prospectus before you decide whether to invest in the notes guaranteed by Public Storage. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference in this prospectus supplement and the accompanying prospectus, as such may be updated in any future filings we make under the Exchange Act. If any of the risk factors were to occur, our business, financial condition, liquidity, results of operations, and prospects could be materially adversely affected. This may adversely affect our ability to pay interest on the notes or repay the principal when due, and you may lose part or all of your investment.

As used in this section of the prospectus supplement, the term “notes” also includes the initial 2053 notes unless the context requires otherwise.

Risks Related to the Notes and the Guarantee

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined herein) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the floating rate notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate notes.

The SOFR Index may be modified or discontinued and the floating rate notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the floating rate notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the floating rate notes and the trading prices of the floating rate notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If PSOC or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the floating rate notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of Notes—Floating Rate Notes—Compounded SOFR.”

If a particular Benchmark Replacement or Benchmark Replacement Adjustment (each, as defined herein) cannot be determined, then the next available Benchmark Replacement or Benchmark Replacement

Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the floating rate notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the floating rate notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the floating rate notes in connection with a Benchmark Transition Event, could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the floating rate notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for floating rate notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

PSOC or its designee will make certain determinations with respect to the floating rate notes, which determinations may adversely affect the floating rate notes.

PSOC or its designee will make certain determinations with respect to the floating rate notes as further described under “Description of Notes—Floating Rate Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, PSOC or its designee will make certain determinations with respect to the floating rate notes in our or our designee’s sole discretion as further described under “Description of Notes—Floating Rate Notes—Compounded SOFR.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us. Any of these determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or nonoccurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes. For further information regarding these types of determinations, see “Description of Notes—Floating Rate Notes— Compounded SOFR.”

Our indebtedness could materially and adversely affect our ability to meet our debt service obligations under the notes.

As of December 31, 2023, PSOC had approximately $1.8 million of secured indebtedness, $1.7 billion of Euro-denominated unsecured indebtedness and $7.4 billion of U.S. Dollar denominated unsecured indebtedness outstanding on a consolidated basis. Of such indebtedness, $1.8 million of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to PSOC’s subsidiaries. As of April 5, 2024, PSOC had no outstanding borrowings under the $1.5 billion revolving credit facility, but had undrawn standby letters of credit, which reduce our borrowing capacity, totaling $14.6 million.

Our level of indebtedness and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the notes, including the following:

•

our cash flow may be insufficient to meet our debt service obligations with respect to the notes and our other indebtedness, which would enable the lenders and other debtholders to accelerate the maturity of their indebtedness, or be insufficient to fund other important business uses after meeting such obligations;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•

we may be unable to refinance our indebtedness at maturity or earlier acceleration, if applicable, or the refinancing terms may be less favorable than the terms of our original indebtedness or otherwise be generally unfavorable;

•	because a portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•

we may default on our secured indebtedness and the lenders may foreclose on our properties or our interests in the entities that own the properties that secure such indebtedness and receive an assignment of rents and leases; and

•	we may violate restrictive covenants in our debt agreements, which would entitle the lenders and other debtholders to accelerate the maturity of their indebtedness.

If any one of these events were to occur, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to satisfy our obligations with respect to the notes, could be materially and adversely affected.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to meet our debt service obligations on, and to refinance, our indebtedness, including the notes, and to fund our operations, working capital, acquisitions, development projects, capital expenditures and other important business uses, depends on our ability to generate sufficient cash flow in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to meet our debt service obligations on our indebtedness, including the notes, or to fund our other important business uses. As a result, we could be forced to take other actions to meet those obligations, such as selling properties, raising equity or debt capital or delaying capital expenditures, any of which could have a material adverse effect on us. Furthermore, we cannot assure you that we will be able to effect any of these actions on favorable terms, or at all. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase significantly and our ability to meet those obligations could depend, in large part, on the returns from such acquisitions or projects, as to which no assurance can be given.

We may need to refinance all or a portion of our indebtedness, including the notes, at or prior to maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition, liquidity, results of operations and prospects and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on favorable terms, or at all.

Public Storage has no material assets other than its indirect ownership of the equity interests of PSOC.

The notes will be guaranteed by Public Storage. However, other than its indirect ownership of the equity interests of PSOC, through its interests in PSA OP and its general partner, neither Public Storage nor PSA OP holds or is expected to hold any material assets directly nor have any significant operations. Accordingly, if PSOC fails to make a payment on the notes when due, there is no expectation that Public Storage would have funds to make payments pursuant to its guarantee. Furthermore, Public Storage’s guarantee will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of Public Storage’s subsidiaries (other than PSOC and PSA OP) and of its joint ventures to the extent of the assets of those subsidiaries or of those joint ventures, which means that creditors of Public Storage’s subsidiaries (other than PSOC and PSA OP) or of its joint ventures will be paid from their assets before Public Storage, and therefore holders of the notes by virtue of the guarantee, would not have any claims to their assets. In the event of a bankruptcy, liquidation or dissolution of a subsidiary (other than PSOC and PSA OP) or joint venture of Public Storage, that subsidiary or joint venture may not have sufficient assets remaining to make payments to Public Storage as a stockholder or other equity holder or otherwise after payment of its liabilities. In addition, Public Storage will not be subject to any covenants under the guarantee or the indenture prohibiting or otherwise limiting the incurrence of indebtedness.

Federal and state laws allow courts, under specific circumstances, to void guarantees and require holders of guaranteed debt to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the guarantee of the notes provided by Public Storage or could subordinate the guarantee to all other debts and guarantees of Public Storage if, among other things, Public Storage, at the time it incurred or entered into its guarantee of the notes, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and any of the following is also true:

•	Public Storage was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	Public Storage was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	Public Storage intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, under any of the circumstances described above, any payment by Public Storage pursuant to its guarantee of the notes could be voided and holders of the notes could be required to return those payments to Public Storage or to a fund for the benefit of the creditors of Public Storage.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they became due; or

•

it could not pay its debts as they became due. Moreover, a court might also void Public Storage’s guarantee of the notes, without regard to the above factors, if it found that Public Storage entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received by Public Storage for its guarantee of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against Public Storage under such guarantee.

If the court were to void Public Storage’s guarantee, require the return of monies paid by Public Storage under its guarantee or subordinate the guarantee to other obligations of Public Storage, we could not assure you that funds to satisfy the guarantee would be made available to Public Storage from its subsidiaries or from any other source.

The notes are structurally subordinated to all the obligations of PSOC’s subsidiaries and our ability to service our debt is dependent on the performance of PSOC’s subsidiaries.

None of PSOC’s subsidiaries will guarantee the notes. Payments on the notes are only required to be made by PSOC, and Public Storage, as guarantor. As a result, no payments are required to be made by, and holders of notes will not have a claim against the assets of, any of PSOC’s subsidiaries, except if those assets are transferred, by dividend or otherwise, to PSOC. Accordingly, the notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables and other accrued rebates and liabilities, of PSOC’s subsidiaries. The incurrence of indebtedness or other liabilities by any of PSOC’s subsidiaries is restricted, but not prohibited by the indenture governing the notes and could adversely affect our ability to pay our obligations on the notes. As of December 31, 2023, indebtedness of PSOC’s subsidiaries, excluding intercompany liabilities that would have been structurally senior to the notes, was approximately $1.8 million. We anticipate that from time to time PSOC’s subsidiaries will incur additional debt and other liabilities. Additionally, the notes are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables and other accrued rebates and liabilities, of our unconsolidated joint ventures.

The notes will be unsecured and therefore will effectively be subordinated to any secured debt PSOC may incur in the future.

The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes and Public Storage’s guarantee will be effectively subordinated to any secured debt PSOC may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of PSOC’s secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

We may incur additional indebtedness in the future, which would increase any or all of the risks described above.

We may be able to incur additional indebtedness in the future. Although the agreements governing our revolving credit facility and certain other indebtedness do, and the indenture governing the notes will, limit

PSOC’s ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness in the future, the risks associated with our leverage described herein, including our inability to meet our debt service obligations, would be increased.

The indenture that will govern the notes contains restrictive covenants that may restrict our ability to expand or fully pursue our business strategies.

The indenture contains financial and operating covenants that, among other things, may restrict PSOC’s ability to take specific actions, even if we believe them to be in our best interest, including restrictions:

•	on PSOC’s ability to incur secured and unsecured indebtedness; and

•	on PSOC or Public Storage’s ability to consummate a merger, consolidation or sale of all or substantially all of their respective assets.

In addition, our revolving credit facility requires us to meet specified financial ratios and the indenture governing the notes will require PSOC to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the notes and our revolving credit facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could result in the acceleration of the maturity of such and other indebtedness. If any of our indebtedness is accelerated prior to maturity, we may not be able to repay such indebtedness or refinance such indebtedness on favorable terms, or at all.

There may not be an active public trading market for the notes.

The floating rate notes are a new issue of securities, and there is currently no existing trading market for the floating rate notes. The initial 2053 notes are not listed, and we do not intend to apply for listing of any of the series of notes on any securities exchange or for quotation of any of the series of notes on any automated dealer quotation system. Although the underwriters have advised us that they intend to make a market in the floating rate notes and currently make a market in the initial 2053 notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, may not be maintained. If an active trading market for any of the notes does not develop or is not maintained, the market price and liquidity of such series of notes is likely to be adversely affected, and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality, and those of comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control. In addition, market volatility or events or developments in the credit markets could materially and adversely affect the market value of the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

A downgrade in our corporate credit ratings could materially adversely affect our financial condition, liquidity and results of operations and the market price of the notes.

Our corporate credit ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, such credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any credit rating agency downgrades our corporate ratings or otherwise indicates that its outlook for our ratings is negative, it could have a material adverse effect on the market price of the notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, liquidity and results of operations and our ability to satisfy our debt service obligations (including payments on the notes).

Redemption may adversely affect your return on the 2053 notes.

The 2053 notes are redeemable at PSOC’s option and PSOC may choose to redeem some or all of the 2053 notes from time to time, especially when prevailing interest rates are lower than the rate borne by the 2053 notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the 2053 notes being redeemed.

An increase in interest rates could result in a decrease in the relative value of the 2053 notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the 2053 notes and market interest rates increase, the market value of your 2053 notes may decline. We cannot predict the future level of market interest rates.

The floating rate notes bear certain risks related to having a floating rate.

The floating rate notes bear interest at a floating rate and accordingly carry significant risks related to such rate. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results.

The 2053 notes will share voting power with the initial 2053 notes.

The 2053 notes will share voting power with the initial 2053 notes. The 2053 notes will be treated as part of the same series as the $600,000,000 outstanding principal amount of the initial 2053 notes. Upon completion of this offering, the aggregate principal amount of outstanding 5.350% Senior Notes due 2053 will be $900,000,000. Accordingly, the holders of $300,000,000 aggregate principal amount of the 2053 notes we are offering hereby will be entitled to exercise only 33.33% of the total voting power of the 5.350% Senior Notes due 2053.

USE OF PROCEEDS

We expect the net proceeds from the sale of the notes in this offering, excluding accrued interest, will be approximately $988.1 million, after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay our outstanding $700 million in aggregate principal amount of our 2024 Floating Rate Notes and for general corporate purposes, including to make investments in self-storage facilities (such as acquisitions of facilities or interests in entities that own facilities, development, and mortgage loans secured by facilities), repayment of debt and the redemption of outstanding securities. The 2024 Floating Rate Notes bear interest at a rate equal to Compounded SOFR (as defined in the Fifth Supplemental Indenture, dated as of April 23, 2021), reset quarterly, plus 47 basis points per annum and mature on April 23, 2024.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds of this offering in interest bearing accounts or invest them in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

DESCRIPTION OF NOTES

The notes will be issued under the indenture dated as of September 18, 2017, as supplemented by the Sixteenth Supplemental Indenture, dated as of August 14, 2023, between PSOC, Public Storage, as guarantor, and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as further supplemented by, for the floating rate notes, a supplemental indenture to be dated as of April 16, 2024, and for the 2053 notes, a supplemental indenture dated as of July 26, 2023 and a supplemental indenture to be dated as of April 16, 2024 (as supplemented, and as further supplemented, the “Indenture”). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have summarized selected terms and provisions of the Indenture and the Trust Indenture Act below. The following summary of specified provisions of the Indenture, the notes and the guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below and the notes. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. Copies of the Indenture are available from us upon request. Capitalized terms used but not otherwise defined herein have the meanings specified in the Indenture. For purposes of this Description of Notes, references to “we,” “our,” “us” and “PSOC” refer only to Public Storage Operating Company and not to its subsidiaries or to Public Storage.

As used in this section of the prospectus supplement, the term “notes” also includes the 5.350% Senior Notes due 2053 that were previously issued in the aggregate principal amount of $600,000,000 pursuant to the Indenture, which we refer to as the initial 2053 notes, unless the context requires otherwise. The initial 2053 notes were issued prior to the August 2023 UPREIT reorganization, pursuant to which the issuer was renamed “Public Storage Operating Company” and the new holding company, Public Storage, was added as a guarantor.

General

The floating rate notes initially will be limited to an aggregate principal amount of $700,000,000. The 2053 notes issued hereby will form a part of the same series as the initial 2053 notes. The 2053 notes will have substantially identical terms as the initial 2053 notes, and will be treated as a single series with the initial 2053 notes, for all purposes under the Indenture, including without limitation waivers, amendments, redemptions and offers to purchase. The 2053 notes and the initial 2053 notes will have the same CUSIP number and will be fungible for U.S. federal income tax purposes. Upon completion of this offering, the aggregate principal amount of the outstanding 5.350% Senior Notes due 2053 will be $900,000,000.

The notes will be PSOC’s direct, unsecured and unsubordinated obligations and will rank equally in right of payment with all of PSOC’s existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to all of PSOC’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The notes will also be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, whether secured or unsecured, of PSOC’s subsidiaries. As of December 31, 2023, PSOC had approximately $1.8 million of secured indebtedness, $1.7 billion of Euro-denominated unsecured indebtedness and $7.4 billion of U.S. Dollar denominated unsecured indebtedness outstanding on a consolidated basis. Of such indebtedness, $1.8 million of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to PSOC’s subsidiaries. As of April 5, PSOC had no outstanding borrowings under the $1.5 billion revolving credit facility, but had undrawn standby letters of credit, which reduce our borrowing capacity, totaling $14.6 million.

The notes will be fully and unconditionally guaranteed by Public Storage. See “—Guarantee” below.

Except as described below under “—Covenants” the Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would give holders of the notes protection in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us or any of our affiliates that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of Public Storage’s common shares of beneficial interest designed to preserve Public Storage’s qualification as a REIT, however, may prevent or hinder a change of control.

For purposes of the notes, “Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Further Issuances

PSOC may, from time to time, without the consent of or notice to existing note holders, create and issue further notes having the same terms and conditions as the notes of any series in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first payment of interest. Additional notes issued in this manner will be consolidated with, and will form a single series of debt securities with, the previously outstanding notes of the related series; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Code and the Treasury regulations promulgated thereunder.

Floating Rate Notes

The entire principal amount of the floating rate notes will mature and become payable, together with accrued and unpaid interest, on April 16, 2027. The floating rate notes are not redeemable prior to maturity. If the maturity date falls on a date that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest will accrue from the period from and after such maturity date. The floating rate notes will not be subject to, or entitled to the benefit of, any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The floating rate notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal and Interest

The floating rate notes will bear interest from April 16, 2024 at a floating rate determined in the manner provided below, payable quarterly in arrears on April 16, July 16, October 16 and January 16 of each year (each, a “Floating Rate Interest Payment Date”), commencing on July 16, 2024. Interest on a Floating Rate Interest Payment Date will be paid to the persons, or “holders”, in whose names the floating rate notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Floating Rate Interest Payment Date, subject to certain exceptions. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

The per annum interest rate on the floating rate notes in effect for each day of an interest period (as defined below) will be equal to Compounded SOFR, reset quarterly, plus 70 basis points (0.700%). If any Floating Rate Interest Payment Date would otherwise be a day that is not a Business Day, such Floating Rate Interest Payment Date shall be the next succeeding Business Day, unless the next succeeding Business Day is the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding Business Day.

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Additionally, the interest rate on the floating rate notes will in no event be lower than zero.

As further described herein, on each Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date, Computershare Trust Company, N.A. (the “Calculation Agent”) will calculate the amount of accrued interest payable on the floating rate notes for each interest period by multiplying (i) the outstanding principal amount of the floating rate notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360.

The term “interest period,” with respect to the floating rate notes, means (i) the period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on April 16, 2024) to, but excluding, the next succeeding Floating Rate Interest Payment Date or (ii) in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the maturity date to but excluding such maturity date.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on April 9, 2024;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date (or in the final interest period, relating to the applicable maturity date); and

“dc” is the number of calendar days in the relevant Observation Period. For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date (or in the final interest period, before the applicable maturity date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such interest period (or in the final interest period, preceding the applicable maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “—Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if we or our designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “—Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the floating rate notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates- information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1) Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

(2) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3) Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

•

notwithstanding anything to the contrary in this prospectus supplement and the accompanying prospectus relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by us or our designee (which may be our affiliate) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election.

Certain Defined Terms

As used herein:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters) that we or our designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on the floating rate notes for each interest period will be determined by the Calculation Agent. Computershare Trust Company, N.A. is currently serving as our Calculation Agent; however, we may change the Calculation Agent at any time without notice and Computershare Trust Company, N.A. may resign as Calculation Agent at any time with prior written notice to us. The Calculation Agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on PSOC and the holders of the floating rate notes. So long as Compounded SOFR is required to be determined with respect to the floating rate notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish Compounded SOFR for any interest period, or that PSOC proposes to remove such Calculation Agent, PSOC shall appoint another calculation agent.

None of the Trustee, the paying agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, the paying agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none will have any liability for actions taken at our direction in connection therewith.

None of the Trustee, the paying agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, the paying agent or the Calculation Agent shall be responsible or liable for our actions or omissions or for those of our designee, or for any failure or delay in the performance by us or our designee, nor shall any of the Trustee, the paying agent or the Calculation Agent be under any obligation to oversee or monitor our performance or that of our designee.

2053 Notes

The entire principal amount of the 2053 notes will mature and become payable, together with accrued and unpaid interest, on August 1, 2053 (the “Maturity Date”), unless, the 2053 notes are redeemed earlier as described below under “—Optional Redemption.” The 2053 notes will not be subject to, or entitled to the benefit of, any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The 2053 notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal and Interest

The 2053 notes will bear interest at 5.350% per year from February 1, 2024 or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2024 (each, an “Interest Payment Date”). Interest on an Interest Payment Date will be paid to the persons, or “holders”, in whose names the 2053 notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date. Interest on the 2053 notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal and interest, if any, of the 2053 note payable at maturity or the principal, make whole amount, if any, and interest, if any, payable upon earlier redemption will be paid against surrender of the note at the corporate trust office of the Trustee, located initially at Computershare Trust Company, N.A., 1505 Energy Park Drive, St. Paul, MN 55108, Attention: Corporate Trust Services—Bondholder Communications, in the coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

If any Interest Payment Date, the Maturity Date or any earlier date of redemption falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date or date of redemption, as the case may be.

Optional Redemption

Prior to February 1, 2053 (six months prior to the Maturity Date) (the “Par Call Date”), we may redeem the 2053 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the 2053 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the 2053 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2053 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2053 notes that are due and payable on an Interest Payment Date falling on or prior to a redemption date will be payable on such Interest Payment Date to the holders thereof as of the close of business on the relevant record date.

As used herein:

“Treasury Rate” means, with respect to any redemption date, the yield determined by PSOC in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining

Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the date the notice of redemption is given H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the 2053 notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No 2053 notes of a principal amount of $2,000 or less will be redeemed in part. If any 2053 note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the 2053 note to be redeemed. A new 2053 note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the 2053 note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the 2053 notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Guarantee

Public Storage will guarantee PSOC’s obligations under the notes on a full and unconditional basis, including the due and punctual payment of principal of, and premium, if any, and interest, if any, on, the notes, whether at stated maturity, upon acceleration, upon redemption or otherwise. Under the terms of Public Storage’s guarantee, holders of the notes will not be required to exercise their remedies against PSOC before they proceed directly against Public Storage. Public Storage’s obligations under the guarantee of the notes will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of Public Storage, result in the guarantee constituting a fraudulent transfer or conveyance. See “Risk Factors—Federal and state laws allow courts, under specific circumstances, to void guarantee and require holders of guaranteed debt to return payments received from guarantors.”

The guarantee of the notes will be a senior unsecured obligation of Public Storage and will rank equally in right of payment with all senior unsecured indebtedness and senior unsecured guarantees of Public Storage from time to time outstanding. In addition, Public Storage’s guarantee of the notes will be effectively subordinated in right of payment to Public Storage’s secured indebtedness and secured guarantees (to the extent of the value of the collateral securing such indebtedness) from time to time outstanding. Public Storage’s guarantee of the notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of Public Storage’s subsidiaries (other than PSOC and PSA OP) and of its joint ventures to the extent of the assets of those subsidiaries or of those joint ventures, which means that creditors of Public Storage’s subsidiaries (other than PSOC and PSA OP) or of its joint ventures will be paid from their assets before Public Storage, and therefore holders of the notes by virtue of the guarantee, would not have any claims to those assets. In the event of a bankruptcy, liquidation or dissolution of a subsidiary or joint venture of Public Storage (other than PSOC and PSA OP), that subsidiary or joint venture may not have sufficient assets remaining to make payments to Public Storage as a stockholder or other equity holder or otherwise after payment of its liabilities.

Public Storage will not be subject to any covenants under the guarantee or the Indenture prohibiting or otherwise limiting the incurrence of indebtedness.

Public Storage does not have any significant operations or material assets other than its indirect ownership interests in PSOC.

Accordingly, if PSOC fails to make a payment on the notes when due, there can be no assurance that Public Storage would have funds to pay that amount pursuant to its guarantee. See “Risk Factors—Public Storage has no material assets other than its indirect ownership of the equity interests of PSOC.”

Covenants

The following covenants and related definitions will apply to the notes:

Limitation on Debt. PSOC will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and any other Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Debt and the application of the proceeds from such Debt and such other Debt on a pro forma basis, the aggregate principal amount of PSOC’s Debt would exceed 65% of the sum of the following (without duplication): (1) our Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by PSOC or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

Limitation on Secured Debt. PSOC will not, and will not permit any of its Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and any other Secured Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt and such other Secured Debt on a pro forma basis, the aggregate principal amount of our Secured Debt would exceed 50% of the sum of the following (without duplication): (1) PSOC’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by PSOC or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Secured Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

Interest Coverage Ratio. PSOC will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Adjusted EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for the entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

Maintenance of Total Unencumbered Assets. As of each Reporting Date, PSOC’s Unencumbered Assets will not be less than 125% of its Unsecured Debt.

Provision of Financial Information. For so long as any notes are outstanding, if Public Storage is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision, Public Storage will deliver to the Trustee the annual reports, quarterly reports and other documents which Public Storage is required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that Public Storage files the same with the SEC. If Public Storage is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any notes are outstanding, Public Storage will deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K disclosure (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if Public Storage were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations.

Reports and other documents filed by Public Storage with the SEC and publicly available via the EDGAR system or Public Storage’s website will be deemed to be delivered to the Trustee as of the time such filing is publicly available via EDGAR or Public Storage’s website for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed or are publicly available via EDGAR or Public Storage’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an officer’s certificate).

Definitions. As used in this “Description of Notes,” the following defined terms have the meanings indicated:

“Adjusted EBITDA” means, for any period, PSOC’s Pro Rata Share of EBITDA for such period; provided, that, so long as Shurgard Europe is not a Subsidiary of PSOC, “Adjusted EBITDA” shall include the amount of dividends, distributions or interest paid in cash by any such entity that is not a Subsidiary to PSOC or any of its Subsidiaries during the applicable period.

“Capitalized Property Value” means, with respect to any Person, (a) Property EBITDA of such Person for the four (4) consecutive fiscal quarters ended on a Reporting Date divided by (b) the Capitalization Rate.

“Capitalization Rate” means 6.75%.

“Debt” means, without duplication, PSOC’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by PSOC or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by PSOC or any Subsidiary as lessee which is reflected in PSOC’s balance sheet as a finance lease, in accordance with GAAP; provided, that Debt also includes, to the extent not otherwise included, any obligation by PSOC or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than PSOC or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, PSOC’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36 month period following the issuance of such certificate of occupancy (provided that PSOC may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36 month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by PSOC, any Subsidiary or any joint venture of PSOC upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any Person, for any period and without duplication, net earnings (loss) of such Person for such period excluding the impact of the following amounts with respect to any Person (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and (v) non-controlling interests; minus (vi) if during such period Shurgard Europe is not a Subsidiary of PSOC, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Encumbered Asset Value” means, with respect to any Person, for any date, the portion of Total Assets serving as collateral for Secured Debt as of such date.

“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on Nasdaq or have trading privileges on the New York Stock Exchange, the

NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to Public Storage’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, we may, in our sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by us, in our sole discretion, that is on or after June 30, 2017 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Intercompany Debt” means, as of any date, Debt to which the only parties are PSOC, Public Storage, any future guarantors, and any of its Subsidiaries, but only so long as that Debt is held solely by any of PSOC, Public Storage, any future guarantors, and any of its Subsidiaries as of that date and, provided that, in the case of Debt owed by PSOC to any Subsidiary, the Debt is subordinated in right of payment to the holders of the notes.

“Interest Expense” means, for any period, PSOC’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (i) the effect of items classified as extraordinary items, in accordance with GAAP; (ii) amortization of debt issuance costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by Persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Pro Rata Share” means any applicable figure or measure of PSOC and its Subsidiaries on a consolidated basis, less any portion attributable to noncontrolling interests, plus PSOC’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures. For the avoidance of doubt, and except as otherwise specified in this “Description of Notes,” so long as Shurgard Europe is not a Subsidiary of PSOC, the calculations of such figures or measures shall exclude the impact of any such entity that is not a Subsidiary.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, for any period, PSOC’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“Reporting Date” means the date ending the most recently ended fiscal quarter of Public Storage for which Public Storage’s consolidated financial statements are publicly available, it being understood that at any time when Public Storage is not subject to the informational requirements of the Exchange Act, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by the Public Storage’s most recent quarterly financial statements delivered to the Trustee or, in the case of the last fiscal quarter of the year, Public Storage’s annual financial statements delivered to the Trustee.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of PSOC’s Property or other assets or the Property or other assets of any Subsidiary.

“Shurgard Europe” means Shurgard Self Storage Limited and its Subsidiaries and their respective successors and assigns.

“Subsidiary” means, for any Person, a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person and, for the purposes of this definition, “voting stock, partnership interests, or membership interests” means interests having control over the selection of directors, managers, or trustees, as the case may be, whether at all times or only so long as no senior interest has such voting power by reason of any contingency. Unless the context otherwise requires, “Subsidiary” refers to a Subsidiary of PSOC. Notwithstanding the foregoing, none of the Persons comprising Shurgard Europe shall at any time constitute or be considered to be a Subsidiary of PSOC for any purpose of the Indenture so long as (a) any class of Equity Interests of the applicable holding company of Shurgard Europe is publicly traded or (b) such holding company is not a wholly-owned subsidiary of PSOC.

“Total Assets” means, as of any date, the sum (without duplication) of: (a) the Capitalized Property Value of PSOC and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by PSOC or any Subsidiary during the four consecutive quarters ending on such date and Development Properties; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of PSOC and its Subsidiaries at such time; (c) the Pro Rata Share of the current undepreciated book value of Development Properties and all land held for development; (d) the Pro Rata Share of the purchase price paid by PSOC or any Subsidiary (less the Pro Rata Share of any amounts paid to PSOC or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by PSOC or such Subsidiary during the four consecutive quarters ending on such date; (e) the contractual purchase price of Properties of PSOC and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and (f) the Fair Market Value of all Marketable Securities owned by PSOC or any of its Subsidiaries, plus all other assets of PSOC and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), excluding Equity Interests in Shurgard Europe if such interests are not Marketable Securities. PSOC shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (c) or (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) or (d) above shall be excluded from the determination of the amount under clause (c) or (d).

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date.

“Unsecured Debt” means Debt that is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of PSOC’s Property or other assets or the Property or other assets of any Subsidiary.

Compliance with the covenants described in this “Description of Notes” and with respect to the notes of any series generally may not be waived by us, or by the Trustee, unless the holders of at least a majority in aggregate principal amount of all outstanding notes of such series consent to the waiver.

Merger, Consolidation or Sale

PSOC or Public Storage may consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of their respective property and assets to, any other entity, provided that:

•

PSOC or Public Storage, as the case may be, shall be the continuing entity, or the successor entity (if other than PSOC or Public Storage, as the case may be) formed by or resulting from such consolidation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be an entity domiciled in the United States of America, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture (a) in the case of PSOC, payment of the principal of and interest on all of the notes, or, in the case of Public Storage, all the obligations of Public Storage under the guarantee, and (b) in each case, the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

•

immediately after giving effect to the transaction and treating the Pro Rata Share of any indebtedness which becomes the obligation of PSOC or Public Storage, as the case may be, or the obligation of a Subsidiary or any of our unconsolidated joint ventures as a result thereof and is not repaid substantially concurrently with the transaction as having been incurred by PSOC or Public Storage, as the case may be, or that Subsidiary or that unconsolidated joint venture at the time of the transaction, no Event of Default (as defined below) under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions is delivered to the Trustee.

Events of Default

The term “Event of Default,” when used in this “Description of Notes” with respect to the notes of any series, means any one of the following events:

(1) default for 30 days in the payment of any installment of interest on the notes of that series;

(2) default in the payment of the principal of, or make whole amount, if any, on, the notes of that series when the same becomes due and payable;

(3) we fail to comply with any of our other agreements contained in the notes or the Indenture (other than an agreement a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which has expressly been included in the Indenture solely for the benefit of a series of debt securities other than the notes) upon receipt by us of notice of such default by the Trustee or receipt by us and the Trustee of written notice of such default by holders of not less than 25% in aggregate principal amount of the notes then outstanding and we fail to cure (or obtain a waiver of) such default within 90 days after we receive such notice;

(4) failure to pay any recourse indebtedness for monies borrowed by us in an outstanding principal amount in excess of $100 million when due or upon acceleration after the expiration of any applicable notice and grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice of such failure to us from the Trustee (or to us and the Trustee from holders of at least 25% in aggregate principal amount of the notes then outstanding); or

(5) specific events of bankruptcy, insolvency or reorganization affecting us, Public Storage as a guarantor, or certain Subsidiaries or any of their respective properties.

Modification of the Indenture

The provisions described under “Description of Debt Securities—Modification, Waivers and Meetings” of the accompanying prospectus will apply to each series of notes.

Discharge, Defeasance and Covenant Defeasance

PSOC may, at its option and at any time, elect to have its obligations (and, if applicable, the obligations of Public Storage as a guarantor) released with respect to certain covenants under the Indenture, including the covenants listed under “—Covenants” above, as described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” of the accompanying prospectus, and thereafter any omission to comply with such obligations shall not constitute a default or an Event of Default.

Governing Law

The Indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Delivery and Form

The notes of each series will be represented initially by one or more permanent notes of such series in registered, global form without interest coupons (the “global notes”). These global notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (the “depositary”), and registered in the name of the depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the depositary, a nominee of the depositary or to a successor of the depositary or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The Trustee will initially act as registrar.

Book-Entry Procedures

The Depository Trust Company. The depositary has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the depositary are recorded on the records of the participants and indirect participants.

The depositary also has advised us that pursuant to procedures established by it:

•	upon deposit of the global notes, the depositary will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

•

ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary with respect to participants or by participants and the indirect participants with respect to other owners of beneficial interest in the global notes.

Investors in the global notes who are participants may hold their interests therein directly through the depositary. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of the depositary. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of and make whole amount, if any, and interest on a global note registered in the name of the depositary or its nominee will be payable by the paying agent to the depositary or its nominee in its capacity as the registered holder of a global note under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

Consequently, neither we, the Trustee, nor any of our respective agents have or will have any responsibility or liability for:

•

any aspect of the depositary’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of the depositary or any of its participants or indirect participants.

The depositary has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, unless the depositary has reason to believe that it will not receive payment on such payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security, such as the global notes, as shown on the records of the depositary. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants, and will not be the responsibility of the depositary, the Trustee or us. Neither we nor the Trustee will be liable for any delay by the depositary or its participants in identifying the beneficial owners of the notes, and we and the Trustee may rely conclusively on and will be protected in relying on instructions from the depositary or its nominee as the registered owner of the global notes for all purposes.

If less than all of the global notes of a series are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each participant in such global notes to be redeemed.

Interests in the global notes will trade in the depositary’s same-day funds settlement system, and secondary market trading activity in such interest will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the depositary and its participants. Transfers between participants in the depositary will be effective in accordance with the depositary’s procedures and will be settled in same-day funds.

The depositary has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given direction. However, if there is an Event of Default under the notes of a series, the depositary reserves the right to exchange such notes for legended notes in certificated form, and to distribute such notes to its participants.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book- entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the National Bank of Belgium and the Financial Services and Markets Authority.

Links have been established among the depositary, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Although the depositary, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the depositary, and the depositary will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the depositary. When notes are to be transferred from the account of a depositary participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, depositary participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the depositary seller on the settlement date. As a result, to the depositary participant, a cross-market transaction will settle no differently than a trade between two depositary participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer notes to a depositary participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Participant’s or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the depositary, Clearstream and Euroclear and their book- entry systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy or completeness thereof. None of us, the underwriters or the Trustee will have any responsibility for the performance by the depositary, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form of the same series:

•

if the depositary: (i) notifies us that it is unwilling or unable or no longer qualified to continue as depositary for the global note or (ii) has ceased to be a clearing agency registered under the Exchange Act and, in either case, and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

•	upon the occurrence and continuance of an Event of Default under the Indenture in respect of the notes of such series; or

•	if we, at our option and subject to the procedures of the depositary, notify the Trustee in writing that we elect to cause issuance of such notes in certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes of the same series upon request but only upon at least 30 days’ prior written notice given to the Trustee by or on behalf of the depositary in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued of the same series in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements and should be read together with the general discussion of the tax considerations relating to Public Storage’s qualification as a REIT described in the accompanying prospectus under the title “Material U.S. Federal Income Tax Considerations.” To the extent any information set forth under the title “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in the accompanying prospectus. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first paragraph under the title “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus as if that paragraph was set forth in this prospectus supplement.

Taxation of Holders of the Notes

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the notes. This summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Code) by persons who purchase the notes for cash pursuant to this offering upon original issuance at their initial offering price.

As used below, the term “U.S. holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” refers to a beneficial owner of the notes that is neither a U.S. holder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

If any entity classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your tax advisors.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities, insurance companies, real estate investment trusts, persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities, accrual basis taxpayers subject to special tax accounting rules as a result of their use of financial statements or U.S. holders of notes whose “functional currency” is not the United States dollar.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought and do not expect to seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any U.S. federal tax consequences other than income taxes (such as estate or gift taxes) and does not address state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other U.S. federal tax laws and/or the laws of any other taxing jurisdiction.

Qualified Reopening

Applying the United States Treasury regulations related to “qualified reopenings,” we intend to treat the 2053 notes offered by this prospectus supplement as issued pursuant to a “qualified reopening” of our initial 2053 notes. For United States federal income tax purposes, debt instrument issued in a qualified reopening are deemed part of the same issue as, and therefore fungible with, the original debt instruments. Accordingly, notwithstanding anything to the contrary in this prospectus supplement, for United states federal income tax purposes, the 2053 notes offered by this prospectus supplement are considered to have the same issue date, July 26, 2023, and the same issue price, 99.732%, as the initial 2053 notes. For United States federal income tax purposes, the 2053 notes are considered to have the issue price specified in the previous sentence even if the actual price paid by investors in this offering were to differ therefrom. This discussion assumes that the 2053 notes offered by this prospectus supplement will be treated as a part of the same issue as the initial 2053 notes. The initial 2053 notes were issued at no more than a de minimis discount from their stated principal amount. As a result, the initial 2053 notes were issued without original issue discount (“OID”), and the 2053 notes offered hereby also will be issued without OID.

Considerations Relevant to U.S. Holders

Interest on the Notes

Stated interest on a note (other than the portion of the first interest payment on a note treated as a return of pre-acquisition accrued interest as described below) will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

A portion of the amount paid for the 2053 notes offered hereby will be allocable to interest that accrued prior to the date the notes are purchased (“pre-acquisition accrued interest”). We intend to take the position that, on the first interest payment date for the notes, a portion of the interest paid on such notes in an amount equal to the pre-acquisition accrued interest from February 1, 2024 to the settlement date will be treated as a return of pre-acquisition accrued interest and not as a payment of interest on the notes. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received by a U.S. holder but should reduce the U.S. holder’s adjusted tax basis in the notes by a corresponding amount (in the same manner as would a payment of principal). U.S. holders should consult their tax advisors concerning the tax treatment of pre-acquisition accrued interest.

Amortizable Bond Premium

In general, if a U.S. holder acquires a note for an amount (excluding any amounts attributable to pre-acquisition accrued interest) that is greater than the stated principal amount of the note, the U.S. holder will be treated as purchasing such note with amortizable bond premium in an amount equal to such excess. A U.S.

holder generally may elect to amortize such bond premium using a constant yield method over the remaining term of the note as an offset to interest when includible in income under such U.S. holder’s method of accounting for U.S. federal income tax purposes. If a U.S. holder makes this election, it will apply to all taxable debt instruments having amortizable bond premium that the U.S. holder owns or subsequently acquires and may not be revoked without the consent of the IRS. If a U.S. holder elects to amortize bond premium, such U.S. holder must reduce its tax basis in the notes by the amount of the premium used to offset interest income as set forth above. If a U.S. holder does not elect to amortize bond premium, the amount of the premium will decrease the gain or increase the loss otherwise recognized on the disposition of a note. If an election to amortize bond premium is not made and the notes are held to maturity, then, in general, the bond premium will increase the loss or decrease the gain on the disposition of the notes. U.S. holders that acquire a note for an amount that is greater than the stated principal amount (excluding any amounts attributable to pre-acquisition accrued interest) of the note should consult with their tax advisors concerning the tax treatment of amortizable bond premium.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of a note equal to the difference between the amount realized upon the taxable disposition (less any portion of such amount attributable to accrued and unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note, reduced by any return of pre-acquisition accrued interest as described above and by any amortizable bond premium previously amortized.

Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains generally are subject to preferential tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Medicare Tax

Certain U.S. holders that are individuals, estates, or trusts are subject to an additional 3.8% Medicare tax on “net investment income,” which includes, among other things, interest on and gains from the sale or other disposition of notes. Investors in notes should consult their tax advisors regarding the 3.8% Medicare tax.

Information Reporting and Backup Withholding

Information reporting generally will be required with respect to interest on the notes and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

Considerations Relevant to Non-U.S. Holders

U.S. Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•

interest paid on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•

the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3)(B) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (1) the non-U.S. holder provides its name and address on an applicable IRS Form W-8 (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (2) the non-U.S. holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If the non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment) (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any gain that the non-U.S. holder realizes on the sale, exchange, retirement, redemption or other taxable disposition of a note.

U.S. Federal Income Tax

If the non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, the non-U.S. holder may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of the non-U.S. holder’s effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—Considerations Relevant to Non-U.S. Holders—U.S. Federal Withholding Tax” are satisfied.

Any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will be subject to U.S. federal income tax in generally the same manner as effectively connected interest is taxed (as discussed above); in addition, if the non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) on its earnings and profits, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, the non-U.S. holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other taxable disposition, which may be offset by certain United States source capital losses. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on the notes that are made to the non-U.S. holder provided that the applicable withholding agent has received from the non-U.S. holder the required certification that it is a non-U.S. holder described above in the fifth bullet point under “—United States Federal Withholding Tax” and the withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it is a non-U.S. holder, or the non-U.S. holder otherwise establishes an exemption and the withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest income paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “nonfinancial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). These rules generally will apply whether the foreign financial institution or nonfinancial foreign entity is the beneficial owner of the notes or an intermediary. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Considerations Relevant to Non-U.S. Holders—U.S. Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder should consult his/her tax advisors regarding these rules and whether they may be relevant to his/her ownership and disposition of notes.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are acting as representatives, have severally, and not jointly, agreed to purchase, and we have agreed to sell to them, the principal amount of notes of each series set forth opposite its name below.

Underwriters	Principal Amount of the Floating Rate Notes	Principal Amount of the 2053 Notes
Citigroup Global Markets Inc.	$175,000,000	$75,000,000
Morgan Stanley & Co. LLC	175,000,000	75,000,000
BNP Paribas Securities Corp.	77,000,000	33,000,000
Scotia Capital (USA) Inc.	77,000,000	33,000,000
UBS Securities LLC	77,000,000	33,000,000
Wells Fargo Securities, LLC	77,000,000	33,000,000
PNC Capital Markets LLC	42,000,000	18,000,000

Total	$700,000,000	$300,000,000

The underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the principal amount of the notes if any of the notes are purchased.

The underwriters propose to offer the notes directly to the public at the applicable public offering price specified on the cover page to this prospectus supplement and may also offer the notes to certain dealers at the respective public offering prices less a concession not to exceed 0.120% of the principal amount of the floating rate notes and 0.500% of the principal amount of the 2053 notes. The underwriters may allow, and these dealers may reallow, concession to certain brokers and dealers not to exceed 0.080% of the principal amount of the floating rate notes and 0.350% of the principal amount of the 2053 notes. After the initial offering of the notes, the underwriters may change the public offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters right to reject any order in whole or in part.

The floating rate notes are a new issue of securities with no established trading market. The initial 2053 notes are not listed, and we do not intend to apply for listing of any of the series of notes on any securities exchange or for quotation of any of the series of notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the floating rate notes and currently make a market in the initial 2053 notes, but they are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the series of notes or that an active public market for any of the series of notes will develop. If an active public trading market for any of the series of notes does not develop, the market price and liquidity of such series of notes may be adversely affected.

We estimate our expenses for this offering, other than the underwriting discounts, to be approximately $2.3 million.

We will agree with the underwriters not to, during the period from the date of the underwriting agreement until the expected delivery date upon which the notes offered hereby will be made to investors, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities other than the notes, without the prior written consent of each of Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC.

We will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect thereof.

In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of any series of notes. Specifically, the underwriters may over-allot in connection with the offering, creating short positions in the applicable series of notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the applicable series of notes, the underwriters may bid for, and purchase, notes of such series in the open market. The underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing notes of any series in the offering if the underwriters repurchase previously distributed notes of such series in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the applicable series of notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

We expect that delivery of the notes will be made to investors on or about April 16, 2024, which will be the fifth business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments.

Additionally, affiliates of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and certain of the other underwriters or their affiliates are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in any Member State of the European Economic Area (“EEA”) (in each case, a “Relevant State”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

ii.

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in Article 2 of the Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in a Relevant State who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

This prospectus supplement is only being distributed to, and is only directed at persons who: (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, (as amended, the “Order”); (ii) fall within Article 49(2)(a) to (d) of the Order, (iii) are outside the United Kingdom; or (iv) are persons to whom invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on in the UK by persons who are not relevant persons. Any investment or investment activity in the UK to which this document relates is only available to, and will be engaged in with, relevant persons.

Prohibition of Sales to UK Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

ii.

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

iii.	not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”);

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been or will be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France. Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or-3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à I’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning thereof, and that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore (“MAS”) under the SFA. Accordingly, each underwriter represents and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA

Where the notes are subscribed or purchased under Section 274 or 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

i.

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	when the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Any reference to the “SFA” is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX or any other regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Company nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.

WHERE YOU CAN FIND MORE INFORMATION

Public Storage is subject to the reporting requirements of the Exchange Act and is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Public Storage makes its SEC filings available at the “Investor Relations” section of its website, publicstorage.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement. The SEC also maintains a website at http://www.sec.gov that contains the reports, proxy and information statements and other information that Public Storage and other registrants file electronically with the SEC.

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 filed with the SEC to register offers and sales of the securities described in this prospectus supplement and the accompanying prospectus under the Securities Act. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus supplement and the accompanying prospectus to the documents Public Storage files with the SEC. Under SEC regulations, any statement contained in a document incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded by any information contained in this prospectus supplement and the accompanying prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus supplement by reference the following documents filed with the SEC by Public Storage, each of which should be considered an important part of this prospectus supplement:

SEC Filing	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2023 (filed February 20, 2024)

Current Reports on Form 8-K	Filed January 9, 2024 (with respect to Item 8.01 only)

Definitive Proxy Statement on Schedule 14A	Filed March 25, 2024

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information furnished to the SEC)	After the date of this prospectus supplement and before the termination of the offering

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

Public Storage

701 Western Avenue

Glendale, California 91201-2349

Telephone: (800) 421-2856

      (818) 244-8080

Facsimile:  (800) 291-1015

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

Public Storage

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Depositary Shares

Warrants

Units

Guarantees

Public Storage Operating Company

Debt Securities

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a delayed or continuous basis. In addition, selling securityholders to be identified from time to time in a prospectus supplement may sell our securities that they own. We will not receive any of the proceeds from the sale of our securities by selling securityholders.

We will provide the specific terms and conditions of any offered securities in supplements to this prospectus and other filings with the Securities and Exchange Commission (the “SEC”), including their offering prices and the plan of distribution for any particular offering. You should read this prospectus and the supplements carefully before you invest. Our common shares of beneficial interest are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “PSA.”

Our principal executive offices are located at 701 Western Avenue, Glendale, California, 91201-2349, and our telephone number there is (818) 244-8080.

You should carefully read and consider the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings, and other information that we file with the SEC before you invest in our securities. See “Risk Factors” on page 6.

Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

August 14, 2023

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ii

When used in this prospectus, all references to “the Company,” “we,” “us,” or “our” refers to Public Storage, a Maryland real estate investment trust, and its direct and indirect subsidiaries, including Public Storage Operating Company, a Maryland real estate investment trust, on a consolidated basis, and including, where context requires, the predecessor entity also known as Public Storage. In statements regarding qualification as a REIT, such terms refer solely to Public Storage and, where context requires, the predecessor entity also known as Public Storage. All references to “Public Storage” mean Public Storage and, where context requires, the predecessor entity also known as Public Storage, and not to any of their subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, Public Storage or any selling securityholder to be named in a prospectus supplement may sell from time to time an unlimited amount of Public Storage’s common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, warrants, units and guarantees of Public Storage Operating Company’s debt securities, and Public Storage Operating Company or any selling securityholder to be named in a prospectus supplement may sell from time to time an unlimited amount of Public Storage Operating Company’s debt securities, or any combination of the foregoing may be sold. This prospectus provides a general description of the securities that we or any selling securityholder may offer. Each time we or any selling securityholder offers any of the types of securities described in this prospectus, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement also may supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before purchasing any securities. If information varies between this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “the Company,” “we,” “us,” “our” and similar references mean Public Storage and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available at the “Investor Relations” section of our website, publicstorage.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement. The SEC also maintains a website at http://www.sec.gov that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You also can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus is a part of a registration statement on Form S-3 filed with the SEC to register offers and sales of the securities described in this prospectus under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC into this prospectus, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the SEC. Under SEC regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below. We incorporate into this prospectus by reference the following documents filed with the SEC by us, each of which should be considered an important part of this prospectus:

SEC Filing	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2022 (filed February 21, 2023)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2023 (filed May 3, 2023) and Quarter ended June 30, 2023 (filed August 2, 2023)

Current Reports on Form 8-K	Filed January 3, 2023 (with respect to Item 8.01 only), February 6, 2023, February 21, 2023 (with respect to Item 5.02 only), May 4, 2023, June 5, 2023 (with respect to Item 8.01 only), June 12, 2023, July 5, 2023, July 21, 2023, July 24, 2023 (with respect to Item 8.01 only), July 26, 2023, July 26, 2023, August 2, 2023 and August 14, 2023

The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022	Filed March 22, 2023

Description of Public Storage’s common shares of beneficial interest contained in our Current Report on Form 8-K(12B), filed June 6, 2007, as supplemented by the description contained in

SEC Filing	Period Covered or Date of Filing
Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022 and the description contained in this prospectus

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information furnished to the SEC)

After the date of this prospectus and before the termination of the offering

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

Public Storage

701 Western Avenue

Glendale, California 91201-2349

Telephone:	(800) 421-2856
(818) 244-8080
Facsimile:	(818) 291-1015

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, as well as the other information contained or incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus and any applicable prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

THE COMPANY

We are a fully integrated, self-administered and self-managed real estate investment trust that acquires, develops, owns and operates self-storage facilities which offer self-storage spaces for lease for personal and business use. We are the largest global owner of self-storage facilities with equity interests (through direct ownership, as well as joint venture and general and limited partnership interests), as of June 30, 2023, in 2,877 storage facilities located in 40 states in the United States of America. As of June 30, 2023, the Company also had an approximate 35% common equity interest in Shurgard Self Storage Limited, which owned and operated 266 storage facilities located in seven countries in Western Europe operated under the “Shurgard” brand.

We elected to be taxed as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) beginning with our 1981 taxable year. So long as we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute currently to our shareholders. We were incorporated in California in 1980 and reorganized as a Maryland real estate investment trust in June 2007. Our principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2349. Our telephone number is (818) 244-8080.

Recent Developments

Prior to August 14, 2023, Public Storage’s business was conducted through a predecessor entity also known as Public Storage (the “Predecessor”). On August 2, 2023, the Predecessor’s Board of Trustees approved the reorganization (the “Reorganization”) of the Predecessor’s business into an umbrella partnership real estate investment trust, or UPREIT. To effect the Reorganization, the Predecessor formed or caused to be formed (1) a newly formed Maryland real estate investment trust that was a wholly-owned direct subsidiary of the Predecessor and indirect parent of Merger Sub (as defined below) (“Holdco”), and (2) PSA Merger Sub, a Maryland real estate investment trust and wholly-owned indirect subsidiary of the Predecessor (“Merger Sub”).

As previously disclosed, on August 2, 2023, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Holdco and Merger Sub. The purpose of the transactions contemplated by the Merger Agreement was for the Predecessor to implement the Reorganization. Effective as of 12:01 a.m., New York time, on August 14, 2023, pursuant to the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and an indirect and wholly-owned subsidiary of Holdco (the “Merger”). At the effective time of the Merger, each issued and outstanding common share of beneficial interest and preferred share of beneficial interest (and the associated depositary receipts) of the Predecessor was converted automatically into one corresponding common share of beneficial interest and preferred share of beneficial interest (and the associated depositary receipts) of Holdco, having the same designations, rights, powers, and preferences and qualifications, limitations, and restrictions as the corresponding security of the Predecessor, and such securities continue to trade on an uninterrupted basis on the NYSE under their respective existing symbols, and retain their respective existing CUSIP numbers. In connection with the Reorganization, Holdco changed its name to Public Storage, and the Predecessor changed its name to Public Storage Operating Company.

As a result of the Reorganization, the Predecessor became wholly-owned by a newly formed entity, Public Storage OP, L.P., a Delaware limited partnership (“PSA OP”). Holdco owns all the limited partnership interest of PSA OP and all the membership interest of the general partner of PSA OP, PSOP GP, LLC (“PSOP GP”), a Delaware limited liability company. The consolidated assets and liabilities of Holdco immediately following the Merger are identical to the consolidated assets and liabilities of the Predecessor immediately prior to the Merger, and the officers and trustees of Holdco immediately following the Merger are identical to the officers and trustees of the Predecessor immediately prior to the Merger. With the exception of its interests in PSOP GP and PSA OP, Holdco does not hold any assets directly. None of the properties owned by the Predecessor or its subsidiaries or any interests therein were transferred as part of the Reorganization. All indebtedness of the Predecessor immediately prior to the Merger remains indebtedness of the Predecessor after the Merger. As a result of the Reorganization, the Predecessor became an indirect wholly owned subsidiary of Public Storage that is a disregarded entity for U.S. federal income tax purposes.

RISK FACTORS

Investing in our securities involves risks. Before investing in any of our securities, you should carefully consider the risks disclosed in the documents incorporated by reference in this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus to make investments in self-storage facilities, including development, interests in partnerships and other entities and mortgage loans, and for general corporate purposes, including repayment of debt and the redemption of outstanding securities. Pending application, we may invest the net proceeds in short-term, interest-bearing securities.

We will not receive proceeds from any sales of our securities by selling securityholders.

GUARANTOR DISCLOSURES

Public Storage may guarantee the debt securities of Public Storage Operating Company, as described in “Description of Debt Securities” in this prospectus and as may be further described in an applicable prospectus supplement. Any such guarantees by Public Storage will be full, irrevocable, unconditional and absolute joint and several guarantees to the holders of each series of such guaranteed debt securities. Public Storage does not hold any assets directly other than membership interests in PSOP GP and limited partnership interests of PSA OP, which wholly-owns Public Storage Operating Company, and Public Storage Operating Company is consolidated into the financial statements of Public Storage.

Public Storage and Public Storage Operating Company have filed this prospectus with the SEC registering, among other securities, debt securities of Public Storage Operating Company, which may be fully and unconditionally guaranteed by Public Storage. As we expect such debt securities to be guaranteed by Public Storage, pursuant to Rule 3-10 of Regulation S-X, separate consolidated financial statements of Public Storage Operating Company have not been presented. As permitted under Rule 13-01(a)(4)(vi) of Regulation S-X, we have excluded the summarized financial information for Public Storage Operating Company because the assets, liabilities and results of operations of Public Storage Operating Company are not materially different than the corresponding amounts in Public Storage’s consolidated financial statements incorporated by reference herein, and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.

DESCRIPTION OF COMMON SHARES

Common Shares

In this description, all references to “we,” “us” or “our” refer only to Public Storage and not to any of its subsidiaries.

We are authorized to issue up to 650,000,000 common shares of beneficial interest, par value $0.10 per share. At August 14, 2023, we had outstanding 175,832,170 common shares. On August 14, 2023, in connection with the Reorganization, each outstanding share of common stock of the Predecessor was converted into one equivalent share of Public Storage’s common stock, having the same designations, rights, powers and preferences, and the same qualifications, limitations, restrictions and other terms as the corresponding shares of common stock of the Predecessor immediately prior to the Reorganization. See “The Company—Recent Developments.” Public Storage is treated as the successor to the Predecessor with respect to the shares of common stock.

The following description of our common shares sets forth certain general terms and provisions of our common shares to which any prospectus supplement may relate, including a prospectus supplement providing that common shares will be issuable upon conversion of other securities or upon the exercise of warrants. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Holders of our common shares will be entitled to receive distributions when, as and if declared by our board of trustees, out of funds legally available for distribution. If we fail to pay distributions on our outstanding preferred shares of beneficial interest, generally we may not pay distributions on or repurchase our common shares. If we were to liquidate, dissolve or wind-up our affairs, holders of common shares will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares. Holders of common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date. The common shares will be, when issued, fully paid and nonassessable.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our holders for a vote. No shareholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of votes which such shareholder normally is entitled to cast).

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares or equity shares of beneficial interest which are outstanding or which we may designate and issue in the future. See “Description of Preferred Shares” and “Description of Equity Shares.”

Ownership Limitations

To qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

To maintain our qualification as a REIT, our declaration of trust provides that:

•

no person, other than an excepted holder or a designated investment entity (each as defined in our declaration of trust and as described below), may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, more than 3%, in value or number, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•

no person, other than a designated investment entity or an excepted holder (each as defined in our declaration of trust and as described below), may own directly or indirectly, or be deemed to own through attribution, more than 9.9% in value or number, whichever is more restrictive, of the outstanding shares of any class or series of preferred shares or equity shares;

•

no excepted holder, which means certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family, certain related entities, as well as persons whose ownership of shares would cause members of the Hughes family to be deemed to own shares pursuant to application of attribution rules under the Code, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, any single excepted holder who is treated as an individual would own more than 35.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any two excepted holders treated as individuals would own more than 38.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any three excepted holders treated as individuals would own more than 41.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any four excepted holders treated as individuals would own more than 44.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, or any five excepted holders treated as individuals would own more than 47.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares;

•

no excepted holder, as described above, may own directly or indirectly, or be deemed to own through attribution, more than 15% in value or number, whichever is more restrictive, of the outstanding shares of any class or series of equity shares; there is no special limit specifically applicable to preferred shares except the general ownership limit;

•

no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.9%, in value or number, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•	a designated investment entity may acquire or hold, directly or indirectly (or through attribution), 100% of the outstanding shares of any class or series of preferred shares or equity shares;

•

no person shall actually or beneficially own our shares to the extent that such ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT at any time; and

•	no person shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time.

The excepted holder limit was established in light of the fact that the Hughes family and certain related trusts and entities owned a significant percentage of our common shares and had the right to acquire additional common shares. We believe that the excepted holder limit will not jeopardize our status as a REIT because no five excepted holders can own more than 47.66% of any class or series of our outstanding common shares and, thus, we will be in compliance with the REIT qualification requirement prohibiting five or fewer individuals from owning more than 50% of the value of our outstanding shares.

Our declaration of trust defines a “designated investment entity” as:

(1) an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

(2) an entity that qualifies as a regulated investment company under Section 851 of the Code; or

(3) an entity (referred to in our declaration of trust as a “qualified investment manager”) that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (iii) has or shares voting power and investment power under the Exchange Act; so long as each beneficial owner of such entity, or in the case of a qualified investment manager holding shares solely for the benefit of its customer account holders, the individual account holders of the accounts managed by such entity, would satisfy the 3% common share or 9.9% preferred share or equity share ownership limit, as applicable, if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

Under our declaration of trust, the board of trustees may, in its sole and absolute discretion, exempt a shareholder that is not an individual from the 3% ownership limit for common shares, the 9.9% ownership limit for preferred and equity shares, or the ownership limit for common shares applicable to designated investment entities, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its sole and absolute discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. The board of trustees has from time to time granted waivers to such persons.

Any person who acquires or attempts or intends to acquire actual/or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

DESCRIPTION OF PREFERRED SHARES

In this description, all references to “we,” “us” or “our” refer only to Public Storage and not to any of its subsidiaries.

We are authorized to issue, without further shareholder action, up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. At August 14, 2023, we had 174,000 preferred shares outstanding. Our declaration of trust provides that preferred shares may be issued from time to time in one or more series and gives our board of trustees broad authority to fix the distribution and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares have no preemptive rights. The preferred shares will be, when issued, fully paid and nonassessable. On August 14, 2023, in connection with the Reorganization, each outstanding preferred share of beneficial interest of the Predecessor was converted to one equivalent share of Public Storage preferred share of beneficial interest, having the same designations, rights, powers and preferences, and the same qualifications, limitations, restrictions and other terms as the corresponding preferred shares of beneficial interest of the Predecessor immediately prior to the Reorganization. See “The Company—Recent Developments.” Public Storage is treated as the successor to the Predecessor with respect to the shares of preferred stock.

Although the issuance of preferred shares with special voting rights (or common shares) could be used to deter attempts to obtain control of us in transactions not approved by our board of trustees, we have no present intention to issue shares for that purpose.

Outstanding Preferred Shares

At August 14, 2023, we had outstanding 14 series of preferred shares. Each series (1) has a stated value of $25.00 per share or depositary share as applicable, (2) provides for cumulative quarterly distributions calculated as a percentage of the stated value in preference to the holders of common shares and any other equity shares ranking junior to such preferred shares as to payment of distributions, and (3) is subject to redemption after a specified date, in whole or in part, at our option at a cash redemption price of $25.00 per share or depositary share as applicable, plus accrued and unpaid distributions.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our preferred shares will be entitled to receive out of our assets available for distribution to shareholders, before any assets are distributed to holders of our common shares or any other shares of beneficial interest ranking junior to our preferred shares, liquidating distributions equal to $25.00 per share or depositary share, plus all accrued and unpaid distributions.

Except as expressly required by law and in certain other limited circumstances, holders of our preferred shares are not entitled to vote. Our board of trustees will not, without the consent of holders of at least 66 2/3% of the outstanding preferred shares, voting as a single class, authorize another class of shares senior to our preferred shares.

Ownership Limitations

For a discussion of the ownership limitations that apply to preferred shares, see “Description of Common Shares—Ownership Limitations.”

Future Series of Preferred Shares

Below is a description of some general terms and provisions of our preferred shares which may be specified in a prospectus supplement. The statements below describing our preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust (including the applicable form of articles supplementary relating to the particular series of preferred shares) and bylaws.

You should read the prospectus supplement relating to the series of preferred shares being offered for specific terms, including:

(1)	the title and stated value of that series of our preferred shares;

(2)	the number of preferred shares being offered, the liquidation preference per share and the offering price of that series of our preferred shares;

(3)	the distribution rate, period and payment date or method of calculation applicable to that series of our preferred shares;

(4)	the date from which distributions on that series of our preferred shares accumulates, if applicable;

(5)	the provision for a sinking fund, if any, for that series of our preferred shares;

(6)	the provision for redemption, if applicable, of that series of our preferred shares;

(7)	any listing of that series of our preferred shares on any securities exchange;

(8)	the terms and conditions, if applicable, upon which that series of our preferred shares will be convertible into common shares, including the conversion price (or manner of calculation);

(9)	the voting rights, if any, of that series of our preferred shares;

(10)	any other specific terms, preferences, rights, limitations or restrictions of that series of our preferred shares;

(11)	the relative ranking and preferences of that series of our preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs; and

(12)

any limitations on issuance of any series of preferred shares ranking senior to or on a parity with that series of preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs.

Ranking. The ranking of the offered series of our preferred shares will be set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our preferred shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank:

(1) senior to the common shares, any additional class of common shares, existing and future equity shares and any future series of preferred shares ranking junior to our preferred shares;

(2) on a parity with all preferred shares previously issued by us, the terms of which specifically provide that the preferred shares rank on a parity with the preferred shares being offered; and

(3) junior to all preferred shares previously issued by us, the terms of which specifically provide that the preferred shares rank senior to the preferred shares being offered.

Distributions. Holders of preferred shares of a particular series are entitled to receive, when, as and if declared by our board of trustees, out of our assets legally available for payment, cash distributions at the respective rates and on the respective dates as set forth in the articles supplementary relating to such series. Each distribution will be payable to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees.

Distributions on any series of preferred shares being offered may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. Any distribution made on shares of a series of cumulative preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to shares of the series which remains payable. If our board of trustees fails to declare a distribution on a distribution payment date on any series of the preferred shares for which distributions are non-cumulative, the holders of the series of the preferred shares will have no right to receive a distribution in respect of the distribution period ending on that distribution payment date, and we will have no obligation to pay the distribution accrued for the period, whether or not distributions on that series are declared payable on any future distribution payment date.

No distributions (other than in common shares or other equity shares ranking junior to the preferred shares of any series as to distributions and upon liquidation) will be declared or paid or set aside for payment (nor will any other distribution be declared or made upon our common shares, or any of our other equity shares ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation), nor will any common shares or any other of our equity shares ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by us (except by conversion into or exchange for our other equity shares ranking junior to the preferred shares of the series as to distributions and upon liquidation) unless:

(1) if the series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for all past distribution periods and the then current distribution period; and

(2) if the series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for the then current distribution period.

Any distribution payment made on shares of a series of cumulative preferred shares being offered will first be credited against the earliest accrued but unpaid distribution due with respect to shares of the series which remains payable.

Redemption. The preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the prospectus supplement relating to the series. The preferred shares also will be subject to redemption at our option, in whole or in part, if the board of trustees determines in good faith that such redemption is necessary to maintain our status as a REIT for tax purposes.

The prospectus supplement relating to a series of preferred shares being offered that is subject to mandatory redemption will specify the number of shares of that series that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which will not, if shares of that series do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing, no preferred shares of any series being offered will be redeemed and we will not purchase or otherwise acquire directly or indirectly any preferred shares of that series (except by conversion into or exchange for equity shares of us ranking junior to the preferred shares of that series as to distributions and upon liquidation) unless all outstanding preferred shares of that series are simultaneously redeemed unless, in each case:

(1)

if that series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of that series will have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for all past distribution periods and the then current distribution period is set apart; and

(2)

if that series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for the then current distribution period is set apart; provided, however, that we may acquire preferred shares of the series under a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.

If fewer than all of the outstanding preferred shares of any series being offered are to be redeemed, the number of shares to be redeemed will be determined by us and these shares may be redeemed pro rata from the holders of record of these shares in proportion to the number of these shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice will state:

(1)	the redemption date;

(2)	the number of shares and series of our preferred shares to be redeemed;

(3)	the redemption price;

(4)	the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price; and

(5)	that distributions on our preferred shares to be redeemed will cease to accrue on the redemption date.

If fewer than all our preferred shares of any series are to be redeemed, the notice mailed to each holder will also specify the number of preferred shares to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of preferred shares, our board of trustees may fix a record date for the determination of preferred shares to be redeemed. The record date may not be less than 30 nor more than 60 days before the date fixed for redemption.

If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all distributions on our preferred shares called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our preferred shares of such series, except the right to receive the redemption price (but without interest), will cease.

Subject to applicable law and the limitation on purchases when distributions on preferred shares are in arrears, we may, at any time and from time to time, purchase any preferred shares in the open market, by tender or by private agreement.

Liquidation Preference. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to our preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable articles supplementary relating to such series), plus an amount equal to all accrued and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon the voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of any series and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest ranking on a parity with our preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred shares and all other such classes or series of shares of beneficial interest will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to our preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

Voting Rights. Holders of our preferred shares have no voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable articles supplementary.

If six quarterly distributions payable on any series of preferred shares are in default (whether or not declared or consecutive), the holders of all the series of preferred shares, voting as a single class with all other series of preferred shares upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional trustees until all distributions in default have been paid or declared and set apart for payment.

The right to vote separately to elect trustees will, when vested, be subject, always, to the same provisions for vesting of the right to elect trustees separately in the case of future distribution defaults. At any time when the right to elect trustees separately has vested, we may, and upon the written request of the holders of record of not less than 10% of our total number of preferred shares then outstanding will, call a special meeting of shareholders for the election of trustees. In the case of the written request, a special meeting will be held within 90 days after the delivery of the request and, in either case, at the place and upon the notice provided by law and in the bylaws. However, we will not be required to call a special meeting if the request is received less than 120 days before the date fixed for the next annual meeting of shareholders, and the holders of all classes of outstanding preferred shares are offered the opportunity to elect the trustees (or fill any vacancy) at the annual meeting of shareholders. Trustees so elected will serve until the next annual meeting of shareholders or until their respective successors are elected and qualify. If, before the end of the term of any trustee so elected, a vacancy in the office of the trustee occurs, during the continuance of a default in distributions on preferred shares by reason of death, resignation, or disability, the vacancy will be filled for the unexpired term of the former trustee by the appointment of a new trustee by the remaining trustee or trustees so elected.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preferred shares of each series will be required to amend or repeal any provision of, or add any provision to, our declaration of trust, including the articles supplementary, if this action would materially and adversely alter or change the rights, preferences or privileges of the series of preferred shares.

Our board of trustees will not, without the consent of holders of at least 66 2/3% of the outstanding preferred shares, voting as a single class, authorize another class of shares of beneficial interest senior to our preferred shares. No consent or approval of the holders of any series of preferred shares will be required for the issuance from authorized but unissued preferred shares of other preferred shares of any series ranking on a parity with or junior to our preferred shares in question, or senior to a series of preferred shares expressly made junior to that series of preferred shares as to payment of distributions and distribution of assets, including other preferred shares of the same series.

These voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding preferred shares of the series had been redeemed or called for redemption upon proper notice and sufficient funds had been deposited in trust to effect the redemption.

Conversion Rights. The terms and conditions, if any, upon which shares of any series of preferred shares being offered are convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred shares or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion if we redeem the preferred shares.

DESCRIPTION OF EQUITY SHARES

In this description, all references to “we,” “us” or “our” refer only to Public Storage and not to any of its subsidiaries.

We are authorized to issue up to 100,000,000 equity shares of beneficial interest, par value $0.01 per share. Our declaration of trust provides that the equity shares may be issued from time to time in one or more series and gives the board of trustees broad authority to fix the distribution, conversion and voting rights, redemption provisions and liquidation rights of each series of equity shares. Holders of equity shares have no preemptive rights. The equity shares will be, when issued, fully paid and nonassessable. We had no equity shares outstanding as of the date of this prospectus.

The issuance of equity shares with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of us in transactions not approved by our board of trustees. We have no intention to issue equity shares for these purposes.

Ownership Limitations

For a discussion of the ownership limitations that apply to equity shares, see “Description of Common Shares—Ownership Limitations.”

DESCRIPTION OF DEPOSITARY SHARES

In this description, all references to “we,” “us” or “our” refer only to Public Storage and not to any of its subsidiaries.

We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a preferred share or equity share of a specified series as described in the applicable prospectus supplement. As of August 14, 2023, we had outstanding an aggregate of 174,000,000 depositary shares representing fractional interests in an aggregate of 174,000 outstanding preferred shares of various series. The preferred shares or equity shares represented by the depositary shares will be deposited with Computershare Trust Company, N.A. or another depositary named in the applicable prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us. Depositary receipts, which evidence our depositary shares, will be credited in electronic form or delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and distribution disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our declaration of trust and the form of articles supplementary for the applicable series of preferred shares or equity shares.

Distributions

The depositary will distribute all cash or other cash distributions received in respect of the series of preferred shares or equity shares represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred shares or equity shares. The depositary, however, will distribute only an amount as can be distributed without attributing to any depositary share a fraction of one cent with any undistributed balance added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, in proportion, as nearly as may be practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make the distribution. If this occurs, the depositary may (with our approval) sell the property and distribute the net proceeds from that sale to those holders or adopt another method of distribution as it deems equitable and appropriate.

Liquidation Rights

If we liquidate, dissolve or wind-up our affairs, whether voluntarily or involuntarily, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred shares or equity shares, as set forth in the applicable articles supplementary.

Redemption

For all cases where series of preferred shares or equity shares represented by that series of depositary shares is redeemable, those depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred shares or equity shares held by the depositary. Whenever we redeem any preferred shares or equity shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing our preferred shares or equity shares so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of our preferred shares or equity shares and the depositary shares to the record holders of the depositary receipts.

Conversion

If the series of preferred shares or equity shares represented by the applicable series of depositary shares is convertible into a different class of our shares, the depositary shares will also be convertible on the terms described in the applicable prospectus supplement.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred shares or equity shares represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts as of the record date for that meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of preferred shares or equity shares represented by that record holder’s depositary shares. The depositary will then try, as far as practicable, to vote our preferred shares or equity shares represented by such depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any of our preferred shares or equity shares to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Shares or Equity Shares

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due to the depositary, and subject to the terms of the deposit agreement, the surrendering holder is entitled to delivery of the number of whole preferred shares or equity shares and all money and other property, if any, represented by those depositary shares. Partial preferred shares or equity shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares or equity shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred shares or equity shares will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts evidencing depositary shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares of any series will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares of that series then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing those depositary shares with instructions to the depositary to deliver to the holder our preferred shares or equity shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by the depositary or by us only if:

(1)	all outstanding depositary shares have been redeemed; or

(2)

there has been a final distribution in respect of our preferred shares or equity shares in connection with our liquidation, dissolution or winding up and the distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of our preferred shares or equity shares and the initial issuance of the depositary receipts, and redemption of our preferred shares or equity shares and all withdrawals of preferred shares or equity shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and those other charges as are provided in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of our preferred shares or equity shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred shares or equity shares.

Neither the depositary nor we assume any obligation or liability under the deposit agreement to holders of depositary receipts other than for its or our negligence or willful misconduct. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of the depositary’s duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares or equity shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give the information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Considerations

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred shares or equity shares represented by those depositary shares. Accordingly, the owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred shares or equity shares. In addition:

(1)	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares or equity shares in exchange for depositary shares;

(2)

the aggregate tax basis of the preferred or equity shares to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares being exchanged; and

(3)	the holding period for preferred shares or equity shares in the hands of an exchanging owner of depositary shares will include the period during which that person owned those depositary shares.

DESCRIPTION OF WARRANTS

In this description, all references to “we,” “us” or “our” refer only to Public Storage and not to any of its subsidiaries.

We have no warrants outstanding (other than options issued under our equity incentive plan). We may issue warrants for the purchase of common shares, preferred shares, equity shares or debt securities. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the applicable prospectus supplement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants being offered. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

(1)	the title of those warrants;

(2)	the aggregate number of those warrants;

(3)	the price or prices at which those warrants will be issued;

(4)	the class, series, number and terms of the common, preferred or equity shares purchasable upon exercise of those warrants;

(5)	the designation and terms of the other shares, if any, with which those warrants are issued and the number of those warrants issued with each share;

(6)	the date, if any, on and after which those warrants and the related common shares, preferred shares or equity shares, if any, will be separately transferable;

(7)	the price at which each common, preferred or equity share purchasable upon exercise of those warrants may be purchased;

(8)	the date on which the right to exercise those warrants will commence and the date on which that right expires;

(9)	the minimum or maximum amount of those warrants which may be exercised at any one time; and

(10)	any other terms of those warrants, including terms, procedures and limitations relating to the exchange and exercise of those warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities of Public Storage Operating Company. In this description, unless specifically noted otherwise or unless the context otherwise requires, all references to “we,” “us,” “our” and “ours” refers to Public Storage Operating Company as issuer of the debt securities, and not to any of its respective subsidiaries.

We may issue debt securities in one or more series under the indenture between us and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, dated September 18, 2017, as amended by the Sixteenth Supplemental Indenture, dated as of August 14, 2023, among us, Public Storage, as guarantor, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, which are filed as exhibits to the registration statement of which this prospectus is a part. References herein to the “Indenture” refer to such indenture, as amended, and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series, and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of selected provisions of the Indenture and the debt securities that may be issued thereunder is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the Indenture, any supplemental indenture and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part, or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information.” The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture, any supplemental indentures and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement are inconsistent with any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities and whether the debt securities are senior or subordinated;

•	the aggregate principal amount of debt securities of the series and any limit thereon;

•	whether such debt securities are to be issuable in global form or in registered securities;

•

the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which we will pay the principal of and premium, if any, on debt securities of the series, or the method used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•	the terms and conditions, if any, upon which we are required to, or may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•

if other than the entire principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which debt securities of the series will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•

the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer or exchange, (3) the debt securities of the series may be surrendered for conversion or exchange and (4) notices or demands to or upon us in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;

•	the terms and conditions, if any, upon which the debt securities will be convertible into and/or exchangeable into equity of us or any other person or into any other securities;

•

if other than U.S. Dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made, the manner of determining the equivalent thereof in U.S. Dollars for any purpose, and the ability, if any, of us or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies and the terms and conditions upon which such election may be made;

•

whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification of, or deletion of, any covenant or Event of Default with respect to debt securities of the series or any guarantee;

•	whether the securities will be secured;

•	the covenants subject to covenant defeasance (as defined below);

•	the terms and conditions, if any, upon which debt securities are to be issuable upon the exercise of warrants;

•	the identity of the depositary for the global debt securities;

•

the circumstances under which we will or any guarantor will pay Additional Amounts on the debt securities of the series in respect of any tax, assessment, or other governmental charge and whether we will have the option to redeem such debt securities rather than pay the Additional Amounts;

•

if there is more than one trustee, the identity of the trustee that has any obligations, duties and remedies with respect to the debt securities and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to the debt securities;

•	the terms of any guarantee of the debt securities and the identity of any guarantor or guarantors of the debt securities;

•

if the principal amount payable at the stated maturity of the debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any date;

•	whether the debt securities will not be issued in a transaction registered under the Securities Act and any restriction or condition on the transferability of the debt securities of such series;

•	the exchanges, if any, on which the debt securities of the series may be listed;

•	the price or prices at which the debt securities of the series will be sold;

•	if debt securities issuable in global form are to be issuable in definitive form, then the forms and terms related to such issuance;

•

the person to whom any interest on any registered security shall be payable, if other than the person in whose name such security is registered at the close of business on the regular record date for such payment and the manner in which any interest payable on a temporary global security will be paid if other than in the manner provided in the Indenture;

•	any additional covenants subject to waiver by the act of the holders of debt securities pursuant to the Indenture; and

•	any other terms of debt securities of the series and any deletions from or modifications or additions to the Indenture in respect of such securities.

As used in this prospectus, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include Additional Amounts, if any, payable on the debt securities of such series in that context.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Important U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may be inconsistent with the terms of the debt securities of any other series. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in the applicable prospectus supplement, the Indenture will not contain any provisions that would limit our ability to incur indebtedness or to substantially reduce or eliminate our consolidated assets, which may have a material adverse effect on our ability to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving our management, or any affiliate of any of those parties,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger, or similar transaction involving us or our affiliates.

Registration, Transfer, Payment and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange at our office or at the office of our agent in the continental United States. However, we may, at our option, make payments of interest on any interest payment date on any debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Issuer, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•

issue, register the transfer of or exchange any debt security which has been surrendered for repurchase at the option of the holder, except the portion, if any, of the debt security not to be repurchased.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent, or waiver under the Indenture:

•

the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be due and payable upon acceleration of the original issue discount security as of the date of the determination,

•

the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal amount of the Indexed Security determined on the date of its original issuance, unless otherwise provided in the Indenture,

•

the principal amount of a debt security denominated in a foreign currency shall be the U.S. Dollar equivalent, determined on the date of its original issuance, of the principal amount of the debt security, and

•	a debt security owned by us or any obligor on the debt security or any of our affiliates or the affiliates of such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Covenants

Existence

Except as described under “—Merger, Consolidation or Sale” below, we, and any guarantor, will do or cause to be done all things necessary to preserve and keep in full force and effect our, or its, existence, rights (by charter and statutory) and franchises. However, neither we, nor any guarantor, will be required to preserve any such right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of the business.

Maintenance of Properties

We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment. Our obligations with respect to the maintenance of these properties is subject to our judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted in all material respects at all times. We and our Subsidiaries will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in our best interests, (2) discontinuing maintenance or operation of any property if, in our judgment, doing so is in our best interest and is not disadvantageous in any material respect to the holders of the debt securities, or (3) selling or otherwise disposing of any properties for value in the ordinary course of business.

Insurance

We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by responsible companies in such amounts and covering all such risks as is reasonable as determined by us in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our or any Subsidiary’s income, profits or property;

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a material lien upon our property or the property of any Subsidiary; and

•	excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Additional Covenants

The applicable prospectus supplement will describe any additional material covenants relating to such series of debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)	default for thirty (30) days in the payment of any installment of interest or Additional Amounts payable with respect to such interest under the debt securities of that series;

(2)

default in the payment of the principal of or premium, if any, on or, any Additional Amounts payable in respect of any principal of or premium, if any, on the debt securities of that series, when the same becomes due and payable or default is made in the deposit of any sinking fund payment with respect to the debt securities of that series when due;

(3)

we fail to comply with any of our other agreements contained in the debt securities or the Indenture (other than an agreement a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which has expressly been included in the Indenture solely for the benefit of a series of debt securities other than that series) upon receipt by us of notice of such default by the Trustee or receipt by us and the Trustee of written notice of such default by holders of not less than twenty five percent (25%) in aggregate principal amount of the debt securities of that series then outstanding and we fail to cure (or obtain a waiver of) such default within ninety (90) days after we receive such notice;

(4)

failure to pay any recourse indebtedness for monies borrowed by us in an outstanding principal amount in excess of $100,000,000 at final maturity or upon acceleration after the expiration of any applicable notice and grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days after written notice of such failure to us from the Trustee (or to us and the Trustee from holders of at least twenty five percent (25%) in aggregate principal amount of the outstanding debt securities of that series); and

(5)	specified events of bankruptcy, insolvency, or reorganization with respect to us, any guarantor, any Significant Subsidiary or any of their respective properties.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Trustee is required to give notice to holders of the debt securities of the applicable series within 90 days after the Trustee has actual knowledge (as such knowledge is described in the Indenture) of a default relating to such debt securities; provided, however, that the Trustee may withhold notice to the holders of the debt securities of such series of any default, except a default in the payment of the principal of, premium, if any, or interest on any debt securities of such series, or in the payment of any sinking fund installment, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of an Event of Default as described in (3) above, the Trustee will not give notice to the holders until at least 90 days after the occurrence thereof.

If an Event of Default specified in clause (5) above occurs, then the principal of, and premium, if any, on all the outstanding debt securities of the applicable series and unpaid interest, if any, accrued thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the outstanding debt securities of the applicable series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, and premium, if any, on, or if debt securities of that series are original issue discount securities such lesser amount as may be specified in the terms of that series of debt securities, and unpaid interest, if any, accrued thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such declaration of acceleration and its consequences if:

•

we have paid or deposited with the Trustee a sum of money sufficient to pay all required payments as specified in the Indenture, including payments of the principal of, any premium and interest on the debt

•	securities of such series, and specified compensation, expenses, disbursement and advances of the Trustee; and

•

all Events of Default with respect to the debt securities of such series, other than the non-payment of principal of, any premium and interest on, and any Additional Amounts with respect to the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default with respect to the debt securities of such series and its consequences, except:

•	a continuing default in the payment of the principal of, any premium or interest on, or any Additional Amounts with respect to, any debt security of such series, or

•	in the case of any debt securities which are convertible into or exchangeable for common equity or other securities or property, a continuing default in any such conversion or exchange, or

•

a continuing default in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or the debt securities of such series, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received written notice of an Event of Default with respect to such series from a holder of a debt security of such series, a written request to institute proceedings in respect of such Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60 day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. Notwithstanding any other provision of the Indenture, each holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, and any Additional Amounts on that debt security on the respective due dates for those payments, and in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange as the case may be, such debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any such right to convert or exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee indemnity or security reasonably satisfactory to it. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, provided that the direction would not conflict with any rule or law or with the Indenture or with any series of debt securities or involve the Trustee in personal liability, such direction would not be unduly prejudicial to the rights of any other holder of debt securities of that series (or the debt securities of any other series) not joining in such action, it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other holder, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Within 120 calendar days after the close of each fiscal year, we must deliver to the Trustee an officer’s certificate, signed by one of our specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers and Meetings

The Indenture permits us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, no modification or amendment shall, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any Additional Amounts, if any, with respect to, any debt securities, or

•

reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts payable with respect to any debt securities or related guarantee or change our or any guarantor’s obligation to pay Additional Amounts, or

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security, or

•	adversely affect any right of repayment or repurchase at the option of any holder, or

•

change any place where, or the currency in which, the principal of, any premium or interest on, or any additional amounts with respect to any debt securities or guarantees are payable (or, in the case of redemption on or after the redemption date, or on or after the date for repayment or repurchase), or

•

in the case of any debt security which is convertible into or exchangeable for other securities or property, impair the right to institute suit to enforce the right to convert or exchange such Security in accordance with its terms, or

•	impair the holder’s right to institute suit to enforce the payment of any debt securities or guarantee on or after their stated maturity, or

•

reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the Indenture or specified defaults under the Indenture and their consequences, or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities; or

•

modify the sections of the Indenture setting forth the provisions of the Indenture that may not be amended without the consent of holders, or providing for the waiver of past defaults and the waiver of certain covenants, except to increase any such percentage or provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of such series; or

•	release a guarantor from any of the obligations under a guarantee except as permitted under the Indenture;

•	make any change that adversely affects the right, if any, to convert or exchange any debt security for common equity or other securities or property; or

•	change the ranking of the debt securities of any series.

The Indenture also contains provisions permitting us and any guarantor, as applicable, and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to evidence a successor to us or any guarantor, if applicable, under the Indenture, or successive successors, and the assumption by any such successor of the covenants of us or any guarantor;

•

to add to our covenants or the covenants of any guarantor for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us or any guarantor in the Indenture;

•

to change or eliminate any restrictions on the payment of principal of or any premium or interest on or any additional amounts with respect to any debt securities or any guarantee, provided any such action does not adversely affect the interest of the holders of debt securities of any series;

•	to add to the Events of Default in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;

•

to establish the form or terms of debt securities of any series, and the form of the guarantee of debt securities of any series (provided that any such deletions, additions and changes shall not be applicable to any other series of debt securities then outstanding);

•	to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act;

•

to provide for any guarantee of the holders of debt securities of a series, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities which such release, termination or discharge is permitted by the Indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture;

•

to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the Indenture of any holder in any material respect;

•

to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities; provided, that the action shall not adversely affect the interests of the holders of debt securities in any material respect;

•	to provide for the issuance of additional debt securities, subject to the limitations established in the Indenture;

•	to comply with the rules of any applicable depository or the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

•	to add to or change any provisions of the Indenture to such extent as is necessary to permit or facilitate the issuance of debt securities in uncertificated form;

•	to amend or supplement any provision contained in the Indenture, in any supplemental indenture or in any debt securities, provided that the amendment or supplement (i) does not (a) apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision, or (b) modify the rights of holders of any such debt securities with respect to such provision, or (ii) becomes effective only when no security described in clause (i)(a) is outstanding; or

•

to conform the terms of the Indenture or the debt securities of a series, as applicable, to the description thereof contained in any prospectus, prospectus supplement or other offering document relating to the offer and sale of such debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default which is continuing (i) in the payment of the principal of, or premium, if any, or interest, if any, on, and any Additional Amounts with respect to, the debt securities of that series, (ii) with respect to the conversion or exchange of a series of debt securities convertible or exchangeable into our common equity, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon our or any guarantor’s request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of any series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of the applicable series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Guarantees

Debt securities issued by Public Storage Operating Company may be fully and unconditionally guaranteed by Public Storage. The applicable prospectus supplement relating to a series of debt securities may provide that those debt securities will have the benefit of a guarantee by Public Storage. Any such guarantees will be general obligations of Public Storage.

The obligations of Public Storage under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent transfer or conveyance under applicable law. Public Storage, as guarantor, will be permitted to consolidate or merge with, or lease or sell substantially all of its assets to another company as provided below under “—Merger, Consolidation and Sale.” The terms of any guarantee and the conditions upon which a guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

Merger, Consolidation and Sale

We, or any guarantor, as applicable, may merge or consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of our or such guarantor’s property and assets, as applicable, to, any other entity, provided that the following conditions are met:

•

we or the guarantor, as applicable, are the continuing entity, or the successor entity (if other than us or the guarantor, as applicable) formed by or resulting from such consolidation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and interest on all of the debt securities or, as applicable, expressly assume the obligations of the guarantor under the applicable guarantee, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

•

immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•

either we or the guarantor, as applicable, or the successor entity, in either case, shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we, or the guarantor, as applicable, are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours or the guarantor, as applicable, and (except in the case of a lease), we and the predecessor guarantor, as applicable, shall be discharged from our obligations under the debt securities and the Indenture.

Discharge, Defeasance and Covenant Defeasance

Satisfaction and Discharge

Upon our direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by us, subject to the survival of specified provisions of the Indenture (except for provisions that survive pursuant to the terms of the Indenture and the debt securities of such series), including (unless the accompanying prospectus supplement provides otherwise) our obligation to repurchase such debt securities at the option of the holders thereof, if applicable, and our, or any guarantor’s, if applicable, obligation to pay Additional Amounts in respect of such debt securities to the extent described below, when:

•	either

(A) all outstanding debt securities of that series have been delivered to the Trustee for cancellation, subject to exceptions, or

(B) all debt securities of that series have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and we have irrevocably deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series, including the principal thereof and premium, if any, and interest, if any, thereon, and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of any Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of its sole discretion, those Additional Amounts, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

and, in either case

•	we have paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•

the Trustee has received an officer’s certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture in respect of the debt securities of such series have been satisfied.

If the debt securities of any series provide for the payment of Additional Amounts, we or any guarantor, as applicable, will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, we may elect with respect to the debt securities of the particular series either:

•	to defease and discharge itself and any guarantor from any and all obligations with respect to those debt securities (“legal defeasance”), except for, among other things:

(A) the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment, or governmental charge with respect to payments on those debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below;

(B) the obligations to register the transfer or exchange of those debt securities;

(C) the obligation to replace mutilated, destroyed, lost, or stolen debt securities;

(D) the obligation to maintain an office or agent in the continental United States in respect of those debt securities;

(E) the rights of holders of such outstanding debt securities to receive payments from moneys held in trust when such payments are due;

(F) the obligation, if applicable, to repurchase those debt securities at the option of the holders thereof; and

(G) the rights, powers, trusts, duties and immunities of the trustee; or

•

to be released from its obligations and the obligations of any guarantor with respect to those debt securities under (A) certain covenants in the Indenture related to the preservation of our rights (by declaration of trust and statute) and franchises and (B) if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to those debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations (as defined in the Indenture) which through the scheduled payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and any premium and any interest on, and, to the extent that (x) those debt securities provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of its reasonable discretion, the Additional Amounts with respect to, those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments. If the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, we shall have given the Trustee irrevocable instructions to redeem those debt securities on that date.

The legal defeasance or covenant defeasance described above shall only be effective if, among other things:

•	it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we are a party or are bound;

•	in the case of legal defeasance, we shall have delivered to the Trustee an opinion of independent counsel acceptable to the Trustee confirming that:

(A) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling; or

(B) since the date of the Indenture, there has been a change in applicable U.S. federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

•

in the case of covenant defeasance, we shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a

•

result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•

no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust;

•

solely in the case of legal defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to us or any guarantor or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

•

we shall have delivered to the Trustee an officer’s certificate and legal opinion to the effect that all conditions precedent to the legal defeasance or covenant defeasance, as the case may be, have been satisfied.

In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee of a trust or trusts separate and apart from the trust or trusts administered by any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the Trustee.

Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, is the trustee under the Indenture. We may maintain corporate trust relationships in the ordinary course of business with the Trustee. The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the provisions of the Trust Indenture Act, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities, unless offered indemnity or security reasonably satisfactory to it by the holder against the losses, damages, costs, expense and liabilities which might be incurred thereby.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions with us. If it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

Governing Law

The Indenture, the debt securities and any related guarantees will be governed by, and construed in accordance with, the laws of the state of New York without regard to conflicts of law principles of such state other than New York General Obligations Law Section 5-1401.

Notices

All notices to holders of debt securities shall be validly given if in writing and mailed, first-class postage prepaid, or delivered electronically pursuant to the applicable procedures of the depositary, to them at their respective addresses in the register maintained by the trustee.

DESCRIPTION OF UNITS

In this description, all references to “we,” “us” or “our” refer only to Public Storage and not to any of its subsidiaries.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material U.S. federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus and any related prospectus supplement may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities may not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in registered form, in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about any selling securityholders may be added to this prospectus pursuant to a prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For purposes of the following discussion, references to “Public Storage” “the Company,” “we” and “us” mean (i) prior to the Reorganization, the Predecessor and (ii) from and after the Reorganization, Public Storage, and not their respective subsidiaries or affiliates. The following discussion describes the material U.S. federal income tax considerations relating to the taxation of Public Storage as a REIT and the acquisition, ownership and disposition of our common shares. If we offer debt securities, or equity securities other than common shares, information about additional U.S. federal income tax considerations with respect to those securities will be included in the documents pursuant to which those securities are offered.

Because this is a summary that is intended to address only the U.S. federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1)	the tax considerations to you may vary depending on your particular tax situation;

(2)	special rules that are not discussed below may apply to you if you are subject to special tax treatment under the Code, including:

•	broker-dealer;

•	financial institutions;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	non-U.S. shareholders (as defined below), except to the extent discussed below in “U.S. Taxation of Non-U.S. Shareholders”;

•	persons holding 10% or more (by vote or value) of our outstanding common shares, except to the extent discussed below;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons holding our common shares on behalf of other persons as nominees;

•	persons holding our common shares through a partnership or other pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Code;

•	REITs;

•	regulated investment companies (“RICs”);

•	subchapter S corporations;

•	foreign (non-U.S.) governments;

•	tax-exempt organizations, except to the extent discussed below in “Taxation of Tax-Exempt U.S. Shareholders”;

•	trusts and estates; or

•	U.S. expatriates.

(3)	this summary addresses neither U.S. federal taxes other than income taxes nor state, local or non-U.S. tax considerations;

(4)	this summary deals only with Public Storage common shareholders that hold common shares as “capital assets,” within the meaning of Section 1221 of the Code; and

(5)	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of acquiring, owning and disposing of our common shares in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Except as described under “—Taxation of Public Storage as a REIT—Income Tests Applicable to REITs,” we have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Taxation of Public Storage as a REIT

General. We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 1981. A REIT generally is not subject to U.S. federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code.

We believe that we have been and that we are organized and have operated, and we intend to continue to operate, to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our “REIT taxable income” (generally, taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid) that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a non-REIT C corporation. A non-REIT C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

U.S. shareholders generally will be subject to taxation on dividends distributed by us (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. For taxable years beginning before January 1, 2026, generally, U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Capital gain dividends and qualified dividend income will continue to be subject to a maximum 20% rate.

While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to U.S. federal income tax as follows:

(1)	We will be taxed at the regular corporate rate on any undistributed “REIT taxable income.”

(2)

If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

(3)

Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

(4)

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

(5)

We be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid if we fail to make the required distribution by the end of a calendar year (taking into account certain distributions declared in the last three months of a calendar year and paid prior to the end of January of the following calendar year). The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

(6)

We will be subject to a 100% penalty tax on certain rental income we receive when a taxable REIT subsidiary provides services to our tenants, on certain expenses deducted by a taxable REIT subsidiary on payments made to us and, commencing with our taxable year that began on January 1, 2016, on income for services rendered to us by a taxable REIT subsidiary, if the arrangements among us, our tenants, and our taxable REIT subsidiaries do not reflect arm’s-length terms.

(7)

If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within the five-year period following the acquisition from the non-REIT C corporation. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. The results described in this paragraph assume that the non-REIT C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Any gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code would be excluded from the application of this built-in gain tax. We also have acquired assets in carryover basis merger transactions with a number of REITs. If any such acquired REIT failed to qualify as a REIT at the time of its merger into us, it would have been a non-REIT C corporation and we also would be liable for tax liabilities inherited from it.

(8)

If we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

(9)

If we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

(10)

If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for U.S. federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to U.S. federal, state and local corporate income taxes on its net income.

If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT C Corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “—Taxation of U.S. Shareholders—Qualified Dividend Income.”

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)

not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7)

that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our declaration of trust generally prohibit the actual or constructive ownership of more than 3% of our outstanding common shares or more than 9.9% of the outstanding class or series of preferred or equity shares, in each case, other than certain “excepted holders” or “designated investment entities,” (each as defined in our declaration of trust), which are subject to separate limits set forth in our declaration of trust, unless an exception is established by the board of trustees. See “Description of Common Shares—Ownership Limitations.”

The REIT protective provisions of our organizational documents are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning Public Storage (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and we will not seek a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of mergers we have entered into, Public Storage has succeeded to various tax attributes of those entities and their predecessors, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits and we believe that the REITs with which we have merged qualified as REITs at the time of acquisition. However, neither these entities nor Public Storage has sought an opinion of counsel or outside accountants to the effect that we did not acquire any undistributed non-REIT earnings and profits. There can be no assurance that the IRS would not contend otherwise on a subsequent audit. If it was determined that we had at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year, and we were unable to take advantage of applicable “deficiency dividend” procedures, we could fail to qualify as a REIT. Moreover, if we were considered to be a “successor” under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Public Storage, we could fail to qualify as a REIT.

Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. A qualified REIT subsidiary will not be subject to U.S. federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “—Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a non-REIT C corporation. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders—Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to us in excess of a certain amount. See “—Interest Deduction Limitation.” In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary, and, commencing with our taxable year that began on January 1, 2016, on income earned by our taxable REIT subsidiaries for services provided to, or on behalf of, us (and not to services provided to tenants), if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, or service income imputed to, our taxable REIT subsidiaries.

One or more of our subsidiaries have elected, together with us, to be treated as taxable REIT subsidiaries of Public Storage. These entities have engaged in businesses such as providing moving services and tenant reinsurance, and selling locks, boxes and packing materials, among other activities.

Subsidiary REITs. We have previously owned and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, the (i) the Subsidiary REIT would become subject to U.S. federal income tax (including any applicable corporate minimum tax) and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for U.S. federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in the partnership’s assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. We have acquired interests in various partnerships that own and operate properties. Thus, our proportionate share of the assets and items of income of these partnerships, including any such partnerships’ shares of assets and items of income of any subsidiaries that are partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes, are treated as assets and items of income of Public Storage for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations our interests in each of the partnerships must be determined in accordance with our “capital interest” in each entity, as applicable.

We believe that each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for U.S. federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “—Income Tests Applicable to REITs” and “—Asset Tests Applicable to REITs” below.

Under the Bipartisan Budget Act of 2015, liability is imposed on a partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners, but our partnerships may not qualify for those rules and the relevant partnership agreements may not authorize those transfers.

For additional information regarding tax aspects of our ownership of partnerships, see “—Tax Aspects of Investments in Partnerships” below.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. Commencing with our taxable year that began on January 1, 2016, interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test but will continue to be treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•

the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

we, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility or, for taxable years of REITs beginning after July 30, 2008, a qualified health care property, and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•

rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•

we generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

(1)

charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

(2)

rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

(3)

derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

(4)	directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

The ownership of certain partnership interests creates several issues regarding our satisfaction of the gross income tests. First, we earn property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT’s capital interest in the partnership in effect is disregarded in applying the gross income tests when the REIT holds a “substantial” interest in the partnership. We disregard the portion of management fees derived from partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. Private letter rulings, while indicative of the IRS’s views as to a particular issue, cannot be relied upon by a taxpayer other than the taxpayer to whom the ruling has been issued. There can be no assurance, therefore, that the IRS would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings (for example, arguing that we do not have a “substantial” interest in the partnerships).

In addition, we acquired interests in certain of these partnerships that entitle us to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury regulations do not specifically address how our “capital interest” in partnerships of this type should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to us and the percentage of the management fees paid to us that is disregarded in determining our nonqualifying income. In determining our “capital interest” in the various partnerships, we estimate the percentage of the partnership’s assets that would be distributed to us if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining our “capital interests,” which could adversely affect our ability to satisfy the 75% and 95% gross income tests. Moreover, we hold acquired indirect equity interests in real estate located outside of the United States through our ownership of interests in Shurgard Self Storage Limited, a UK REIT, and Public Storage may acquire additional interests in non-U.S. properties both directly and through equity interests in partnerships, joint ventures, or other legal entities that have invested in real estate. These investments carry risks and uncertainties with respect to our status as a REIT that are not present when we invest directly in real estate in the U.S. and against which we may not be able to protect. For purposes of the 75% and 95% gross income tests, certain foreign currency income and gains recognized after July 30, 2008 are disregarded for purposes of determining gross income.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under both the 75% and 95% gross income tests.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test. Dividends that we receive from Subsidiary REITs will qualify for purposes of both REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed under “—Taxation of Public Storage as a REIT—General” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized through our subsidiary partnerships and disregarded entities for U.S. federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, (c) the fair market value of property sold during the year is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year; or (d) the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted basis of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale; or (e) the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale. If we rely on clauses (b), (c), (d), or (e) in the preceding sentence, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income or our taxable REIT subsidiary. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.”

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. The items subject to the 100% penalty tax also include “redetermined taxable REIT subsidiary service income.” Redetermined taxable REIT subsidiary service income is gross income (less deductions allocable thereto) of a taxable REIT subsidiary attributable to services provided to, or on behalf of (and not to services provided to tenants), us that is less than the amounts that would have been paid by us to the taxable REIT subsidiary if based on arm’s-length negotiations. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•

rents paid to us by tenants who both are leasing at least 25% of the net leasable space in the relevant property and also are not receiving such services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy certain tests relating to the nature and diversification of our assets:

(1)

At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, or U.S. government securities. Real estate assets include interests in real property, mortgages secured by real estate assets, shares of other REITs (and debt instruments issued by “publicly offered REITs,” interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”), and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.

(2)

Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

(3)

Except for equity investments in REITs, certain debt investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

(4)	Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries; and

(5)

Not more than 25% of the value of our total assets may be represented by debt instruments issued by publicly offered REITs that are “nonqualified” debt instruments (a “nonqualified publicly offered REIT debt instrument” is any real estate asset that would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs).

Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that the aggregate value of our interests in our taxable REIT subsidiaries does not exceed, and in the future will not exceed, 20% of the aggregate value of our gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which we own an interest as a taxable REIT subsidiary, we believe we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which we own an interest as a taxable REIT subsidiary of Public Storage, our pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of our assets.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that it complies with the 10% voting securities test and 10% value test with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.

The failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

In addition, for purposes of this test, non-cash income includes a portion of the income attributable to leveled stepped rents, original issue discount included in our taxable income and certain income attributable to an investment in a residual interest in a REMIC, in both cases without the receipt of a corresponding payment, cancellation of indebtedness, and income from a like-kind exchange that is later determined to be taxable (provided, in this last case, that the failure to qualify as a like-kind exchange was due to reasonable cause and not willful neglect). We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are treated as being received by our shareholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. So long as we are classified as a “publicly offered REIT” (i.e., a REIT which is required to file annual and periodic reports with the SEC under the Exchange Act), the preferential dividend rule will not apply to us. However, certain Subsidiary REITs in which we have owned or may own interests, from time to time, might not be treated as publicly offered REITs and, accordingly, the preferential dividend rules would be applicable to such Subsidiary REITs.

To the extent that we either do not distribute all of our net capital gain or we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In years prior to 1990, we made distributions in excess of our REIT taxable income. During 1990, we reduced the level of distributions to our shareholders. As a result, distributions paid by us in 1990 were less than 95% of our REIT taxable income for 1990. The same circumstance existed with respect to each year through 2012, with the exception of 2003, 2004 and 2006. We satisfied the REIT distribution requirements for 1990 through 2012 where necessary by attributing distributions in 1991 through 2013 to the prior year’s taxable income. We may be required to continue this pattern of making distributions after the close of a taxable year that are attributed to the prior year for this purpose, but shareholders will be treated for U.S. federal income tax purposes as having received such distributions in the taxable years in which they actually are made. The extent to which we will be required to attribute distributions to the prior year will depend on our operating results and the level of distributions as determined by the board of trustees. As noted below, reliance on subsequent year distributions could cause us to be subject to an excise tax, although we intend to comply with the 85% current distribution requirement under the excise tax in an effort to avoid or minimize any effect of that tax.

To the extent that in the future we may have available net operating losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make in order to comply with the

REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our shareholders. Under Section 172 of the Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017, is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses may be carried forward indefinitely.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. Furthermore, under Section 451 of the Code, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. Recent changes to Section 162(m) eliminated an exception that formerly permitted certain performance-based compensation to be deducted even if in excess of $1 million, which may have the effect of increasing our REIT taxable income. If these timing differences occur, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of our shares.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid if we fail to make the required distribution by the end of a calendar year (taking into account certain distributions declared in the last three months of a calendar year and paid prior to the end of January of the following calendar year). The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Interest Deduction Limitation. Section 163(j) of the Code limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, and net operating loss carryforwards. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our taxable REIT subsidiaries to have greater taxable income and thus potentially greater corporate tax liability.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Public Storage to Qualify as a REIT. If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Asset Tests Applicable to REITs,” and “—Income Tests Applicable to REITs”), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. For taxable years beginning before January 1, 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Alternatively, such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.

Tax Aspects of Investments in Partnerships

It is possible that at an undetermined time in the future, PSA OP, as the result of one or more transactions, may cease to be disregarded as separate from Public Storage for U.S. federal income tax purposes and instead be classified as a partnership for U.S. federal income tax purposes.

In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We would include our allocable share of these partnership items for purposes of computing our REIT taxable income, and for purposes of the various REIT income tests, would include our proportionate share of such partnership items based on our capital interest in such partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets would be based on our proportionate interest in the equity and certain debt securities issued by the partnership). Capital interest in a partnership is calculated based on either the partner’s percentage ownership of the capital of the partnership or based on the allocations provided in the applicable partnership’s operating agreement, using the more conservative calculation. Consequently, to the extent that we hold an equity interest in a partnership, such partnership’s assets and operations may affect our ability to continue to qualify as a REIT, even though we may have no control, or only limited influence, over any such partnership.

Entity Classification. Our ownership of equity interests in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of a subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If a subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of any one corporation) or the gross income tests as discussed in “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs” above, and in turn would prevent us from qualifying as a REIT. See “—Failure of Public Storage to Qualify as a REIT,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

In addition, any change in the status of a subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to an Investment in a Partnership. Under the Code and Treasury Regulations promulgated thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or the book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. Any elections or other decisions relating to PSA OP allocations under Section 704(c) of the Code (including whether to use the “traditional method,” the “traditional method with curative allocations” or the “remedial method”) shall be made by PSOP GP, which is our wholly-owned subsidiary.

Taxation of U.S. Shareholders

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a Public Storage common share that is, for U.S. federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the U.S.;

•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

in general, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. shareholders.

If you hold our common shares and are not a U.S. shareholder, you are a “non-U.S. shareholder.” If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

Distributions by Public Storage—General. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. However, for taxable years prior to 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. For purposes of determining whether distributions to holders of common shares or equity shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our outstanding common shares and equity shares.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year that are payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends. The maximum amount of dividends that we may designate as capital gain and as “qualified dividend income” (discussed below) with respect to any taxable year (effective for distributions in tax years beginning after December 31, 2014) may not exceed the dividends actually paid by us with respect to such year, including dividends paid by us in the succeeding tax year that relate back to the prior tax year for purposes of determining our dividends-paid deduction.

Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)

the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2)

the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)

the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Other Tax Considerations. Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares. If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated by such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Expansion of Medicare Tax. The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. shareholders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock. The temporary 20% deduction allowed by Section 199A of the Code with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. Prospective investors should consult with their own tax advisors regarding this legislation.

Foreign Accounts. Certain payments made to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of their shares. See “—U.S. Taxation of Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities.”

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt-financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income (“UBTI”) to a tax-exempt shareholder. Generally, “debt-financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), or (c)(17) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in Public Storage will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•

at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our shares contained in our organizational documents, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions by Public Storage. As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that our shares will continue to be considered regularly traded on an established securities market located in the U.S. for purposes of the Foreign Investment in Real Property Tax Act (“FIRPTA”) provisions described below. If our shares are no longer regularly traded on an established securities market located in the U.S., the tax considerations described below would differ.

Ordinary Income Dividends. A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is not attributable to our net capital gain; or

•

the distribution is attributable to the sale of “U.S. real property interests,” (“USRPIs”), and the non-U.S. common shareholder owns 10% or less of our common shares at all times during the one-year period ending on the date of the distribution.

Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax), except that a non-U.S. shareholder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate).

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us;

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Return of Capital Distributions. A distribution in excess of our current and accumulated earnings and profits will be taxable to a non-U.S. shareholder, if at all, as gain from the sale of common shares to the extent that the distribution exceeds the non-U.S. shareholder’s basis in its common shares (and, as a general matter, subject to U.S. federal income tax as described below in the section entitled “–Sale of Common Shares”). A distribution in excess of our current and accumulated earnings and profits will reduce the non-U.S. shareholder’s basis in its common shares and will not be subject to U.S. federal income to the extent it reduces such non-U.S. shareholder’s basis in its common shares.

We may be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. Moreover, if we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, we will withhold on the distribution at a rate not less than that applicable to ordinary income dividends. However, as a general matter, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPI generally will not be subject to U.S. tax in the hands of the non-U.S. shareholder unless:

•

the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the branch profits tax at a rate of 30% (or lower applicable treaty rate); or

•

the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under FIRPTA, distributions that are attributable to gain from the sales by us of USRPIs and paid to a non-U.S. shareholder that owns more than 10% of the value of the relevant class of shares at any time during the one-year period ending on the date of the distribution will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder that owns more than 10% of the value of the relevant class of shares at any time during the one-year period ending on the date of the distribution will be subject to special withholding rules under FIRPTA. We will be required to withhold and remit to the IRS 21% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our shares. Furthermore, distributions to “qualified foreign pension funds” (as defined in the Code) or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. shareholders should consult their tax advisors regarding the application of these rules.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to U.S. taxation unless:

(1)

the investment in our common shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate);

(2)

the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from U.S. sources for the taxable year; or

(3)	our common shares constitute a USRPI within the meaning of FIRPTA, as described below.

Our common shares will not constitute a USRPI if we are a domestically controlled REIT. We intend to take the position that we will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our common shares is held directly or indirectly by non-U.S. shareholders. Our charter contains restrictions designed to protect our status as a domestically-controlled REIT, and we believe that we are a domestically-controlled REIT. If we are a domestically-controlled REIT, gain recognized by a non-U.S. holder upon the sale or exchange of our common shares generally would not be subject to tax under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we are or will be a domestically controlled REIT. Even if we were not a domestically controlled REIT, a sale of our common shares by a non-U.S. shareholder would nevertheless not be subject to taxation under FIRPTA as a sale of a USRPI if:

•	the class of our shares which is sold or exchanged is “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” in the U.S., and

•

the selling non-U.S. holder has held no more than 10% of the value of that class of our shares at any time during the shorter of the period during which the non-U.S. holder held that class of Stock or the five-year period ending on the date of the sale or exchange.

In addition, dispositions of our shares by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our shares. An actual or deemed disposition of our shares by such shareholders may also be treated as a dividend. Furthermore, dispositions of our shares by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. shareholders should consult their tax advisors regarding the application of these rules.

We believe that we are and will continue to be a domestically controlled qualified investment entity and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity. If gain on the sale or exchange of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common shares may be required to withhold 15% of the purchase price and remit this amount to the IRS.

Specific wash sale rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other common shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our common shares are “regularly traded” on an established securities market in the United States, such non-U.S. shareholder has owned more than 10% of our outstanding common shares at any time during the one-year period ending on the date of such distribution.

If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder generally would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In addition, the transferee of such stock may, in certain circumstances, be required to withhold at least 15% of the proceeds of any such sale or exchange. However, the non-U.S. shareholder generally may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Withholding on Payments to Certain Foreign Entities. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

Under the applicable Treasury regulations and administrative guidance, FATCA imposes a 30% withholding tax on dividends on, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless: (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and either certifies it does not have any “substantial United States owners” (as defined in the Code) or identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our shares on or after

January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 24% if:

(1)	the payee fails to furnish a taxpayer identification number (“TIN”), to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts that we withhold under the backup withholding rules may be refunded or credited against the U.S. shareholder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. shareholder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences for Public Storage and Our Shareholders

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to U.S. federal, state and local income tax at the full applicable corporate rates and to applicable foreign taxes for our foreign subsidiaries. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay foreign, U.S. federal, state or local taxes, we will have less cash available for distribution to shareholders.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our securities. Investors should consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws and on an investment in our shares.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

LEGAL OPINIONS

Certain legal matters related to the securities offered pursuant to this prospectus have been passed upon for us by Hogan Lovells US LLP. Hogan Lovells US LLP has delivered an opinion as to our status as a REIT. See “Material U.S. Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements of Public Storage appearing in Public Storage’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the related notes and schedule appearing therein), and the effectiveness of Public Storage’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.